Exhibit 10.1

Execution Version

AMENDED AND RESTATED

CREDIT AGREEMENT,

dated as of October 22, 2010,

(amending the Credit Agreement, dated as of March 15, 2010, as amended)

among

REDDY ICE CORPORATION,
as the Borrower,

VARIOUS FINANCIAL INSTITUTIONS AND OTHER PERSONS
FROM TIME TO TIME PARTIES HERETO,
as the Lenders,

and

JPMORGAN CHASE BANK, N.A.,
as the Administrative Agent

i

SCHEDULE I	—	Disclosure Schedule
SCHEDULE II	—	Percentages; Lending Office

EXHIBIT A-1	—	Form of Revolving Note
EXHIBIT A-2	—	Form of Swing Line Note
EXHIBIT B	—	Form of Borrowing Request
EXHIBIT C	—	Form of Continuation/Conversion Notice
EXHIBIT D	—	Form of Lender Assignment Agreement
EXHIBIT E	—	Form of Compliance Certificate
EXHIBIT F-1	—	Form of Non-Bank Tax Certificate
EXHIBIT F-2	—	Form of Non-Bank Tax Certificate
EXHIBIT F-3	—	Form of Non-Bank Tax Certificate
EXHIBIT F-4	—	Form of Non-Bank Tax Certificate
EXHIBIT G	—	Form of Guaranty
EXHIBIT H	—	[Reserved]
EXHIBIT I	—	Conformed Copy of Pledge and Security Agreement
EXHIBIT J	—	Form of Closing Date Certificate
EXHIBIT K	—	Form of Solvency Certificate
EXHIBIT L	—	Conformed Copy of First Lien Intercreditor Agreement
EXHIBIT M	—	Conformed Copy of Junior Lien Intercreditor Agreement
EXHIBIT N	—	Form of Mortgage

CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 22, 2010, is among REDDY ICE CORPORATION, a Nevada corporation (the “Borrower”), the various financial institutions and other Persons from time to time parties hereto (collectively, the “Lenders”) and JPMORGAN CHASE BANK, N.A., as the administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, dated as of March 15, 2010 (the “Original Closing Date”) (as amended, supplemented, amended and restated or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), among the Borrower, the lenders party thereto (the “Existing Lenders”), and JPMorgan Chase Bank, N.A., (“JPMorgan”) as administrative agent, the Existing Lenders committed to extend to the Borrower a $50,000,000 revolving credit facility to make revolving loans (the “Existing Loans”);

WHEREAS, the parties hereto wish to amend and restate the Existing Credit Agreement in its entirety on the Closing Date (such term and each other capitalized term used but not defined in the preamble and the recitals having the meanings provided in Section 1.1) to, among other things, provide for Loans to the Borrower in an amount equal to the applicable Commitment Amount on and subject to the terms and conditions of this Agreement;

WHEREAS, the Borrower has requested that the Existing Credit Agreement be amended and restated in its entirety to become effective and binding on the Borrower pursuant to the terms of this Agreement, and the Lenders (including certain of the Existing Lenders) have agreed (subject to the terms of this Agreement) to amend and restate the Existing Credit Agreement in its entirety to read as set forth in this Agreement, with the intent that the terms of this Agreement shall supersede the terms of the Existing Credit Agreement (which shall hereafter have no further effect upon the parties thereto); and

WHEREAS, all Obligations are and shall continue to be secured by all collateral on which a Lien is granted to the Administrative Agent pursuant to any Loan Document;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree to amend and restate the Existing Credit Agreement, and the Existing Credit Agreement is hereby amended and restated, in its entirety as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1.          Defined Terms.  The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Administrative Agent” is defined in the preamble and includes each other Person appointed as the successor Administrative Agent pursuant to Section 9.4.

“Affected Lender” is defined in Section 4.10.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person.  “Control” of a Person means the power, directly or indirectly, (a) to vote 10% or more of the Capital Securities (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable) or (b) to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise).

“Agreement” means, on any date, the Existing Credit Agreement as amended and restated on the Closing Date and as the same may thereafter from time to time be further amended, supplemented, amended and restated or otherwise modified and in effect on such date.

“Alternate Base Rate” means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum equal to the greatest of (a) 2.50%, (b) the Base Rate in effect on such day, (c) the Federal Funds Rate in effect on such day plus ½ of 1% and (d) except during a LIBO Rate Unavailability Period, the sum of 1.0% plus the LIBO Rate (Reserve Adjusted) for a one month Interest Period beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day), provided that, for the avoidance of doubt, the LIBO Rate (Reserve Adjusted) for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).  Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Rate or the LIBO Rate (Reserve Adjusted) shall be effective from and including the effective date of such change in the Base Rate, the Federal Funds Rate or the LIBO Rate (Reserve Adjusted), respectively.  The Administrative Agent will give notice promptly to the Borrower and the Lenders of changes in the Alternate Base Rate; provided that the failure to give such notice shall not affect the Alternate Base Rate in effect after such change.

“Applicable Margin” means for Base Rate Loans and for LIBO Rate Loans, 6.00% and 7.00%, respectively.

“Approved Fund” means any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, and (b) is administered, advised or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Asset Swap” means a Disposition of assets in exchange for the substantially contemporaneous receipt of assets of a similar nature and to be used by the Borrower or a Subsidiary in accordance with Section 7.2.1, in each case having a Fair Market Value comparable to the Fair Market Value of the assets Disposed; provided that if the Borrower or a Subsidiary Guarantor

Disposes of such assets, Borrower or a Subsidiary Guarantor must receive such assets in the exchange.

“Audited Financial Statements” is defined in clause (b) of Section 7.1.1.

“Authorized Officer” means, relative to any Obligor, those of its officers, general partners or managing members (as applicable) whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.1.

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1)                                  the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2)           the sum of all such payments.

“Base Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent in New York as its prime rate; each change in the Base Rate shall be effective from and including the date such change is publicly announced as being effective.  The Base Rate is not necessarily intended to be the lowest rate of interest determined by the Administrative Agent in connection with extensions of credit.

“Base Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

“Borrower” is defined in the preamble.

“Borrowing” means the Loans of the same type and, in the case of LIBO Rate Loans, having the same Interest Period made by all Lenders required to make such Loans on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.3.

“Borrowing Request” means a Loan request and certificate duly executed by an Authorized Officer of the Borrower substantially in the form of Exhibit B hereto.

“Business Day” means (a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York and (b) relative to the making, continuing, prepaying or repaying of any LIBO Rate Loans, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollars are carried on in the London interbank Eurodollar market.

“Capital Expenditures” means, for any period, the aggregate amount of (a) all expenditures of the Borrower and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures and (b) Capitalized

Lease Liabilities incurred by the Borrower and its Subsidiaries during such period.  The term Capital Expenditures shall not include any expenditures for Permitted Acquisitions otherwise permitted hereunder.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s equity capital, whether now outstanding or issued after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, and for purposes of each Loan Document the amount of such obligations at any time shall be the capitalized amount thereof at such time, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

“Cash Equivalent Investment” means, at any time:

(a)           any direct obligation of (or obligation unconditionally guaranteed by) the United States (or any agency thereof, to the extent such obligations are supported by the full faith and credit of the United States), in each case maturing not more than one year after such time;

(b)           any direct obligation of (or obligation unconditionally guaranteed by) a State of the United States, a political subdivision thereof or a taxing authority thereof, to the extent such obligations are rated investment grade by both Moody’s and S&P and do not mature more than one year after such time;

(c)           commercial paper maturing not more than 360 days from the date of issue, which is issued by (i) a corporation (other than an Affiliate of any Obligor) organized under the laws of any State of the United States or of the District of Columbia and rated “A-1” or higher by S&P or “P-1” or higher by Moody’s, or (ii) any Lender (or its holding company) other than a Designated Lender;

(d)           any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by either (i) any bank organized under the laws of the United States (or any State thereof) and which has (x) a credit rating of “A2” or higher from Moody’s or “A” or higher from S&P and (y) a combined capital and surplus greater than $500,000,000, or (ii) any Lender;

(e)           any repurchase agreement having a term of 90 days or less entered into with any Lender or any commercial banking institution satisfying the criteria set forth in clause (c)(i); or

(f)            shares of any mutual fund whose investment guidelines restrict substantially all of such fund’s investments to investments of the type specified in clauses (a) through (e) above.

“Cash Management Obligations” means obligations owed by the Company or any Subsidiary Guarantor to a Person who was a Lender or an Affiliate of a Lender at the time of entry of such obligations under this Agreement in respect of any overdraft and related liabilities arising from treasury, depository, credit and debit card and cash management services or any automated clearing house transfers of funds.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.

“Change in Control” means:

(a)           any person or group (within the meaning of Sections 13(d) and 14(d) under the Exchange Act) shall become the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding Voting Securities of Parent, collectively, beneficially and of record on a fully diluted basis; or

(b)           the failure of Parent at any time to directly own beneficially and of record on a fully diluted basis 100% of the outstanding Capital Securities of the Borrower; or

(c)           during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of Parent (together with any new directors whose election to such Board or whose nomination for election by the stockholders of Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Parent then in office; or

(d)           the occurrence of a “change of control” (or similarly defined term) under any of the indentures, agreements or other instruments governing the New Notes, any Pari Passu Lien Indebtedness or any Refinancing Indebtedness in respect thereof.

“Closing Date” means the date on which all the conditions precedent set forth in Section 5.1 shall be satisfied or waived.

“Closing Date Certificate” means the certificate executed and delivered by an Authorized Officer of the Borrower pursuant to the terms of this Agreement, substantially in the form of Exhibit J hereto.

“Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

“Collateral” shall mean, collectively, all of the “Collateral” under the Security Agreement, the Mortgaged Property and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Collateral Document.

“Collateral Documents” shall mean the Security Agreement, the Mortgages, the Guaranty and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Obligations, and all Uniform Commercial Code or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, any Mortgage or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement or any Mortgage and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the Obligations.

“Commitment” means, as the context may require, the Revolving Loan Commitment or the Swing Line Loan Commitment.

“Commitment Amount” means, as the context may require, the Revolving Loan Commitment Amount or the Swing Line Loan Facility Amount.

“Commitment Termination Event” means:

(a)                                  the occurrence of any Event of Default with respect to the Borrower described in clauses (a) through (d) of Section 8.1.9; or

(b)                                 the occurrence and continuance of any other Event of Default and either

(i) the declaration of all or any portion of the Loans to be due and payable pursuant to Section 8.3, or

(ii) the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrower that the Commitments have been terminated pursuant to Section 8.3.

“Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit E hereto.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection or deposit), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person.  The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

“Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Sections 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Copyright Security Agreement” means any Copyright Security Agreement executed and delivered by any Obligor, in substantially the form of Exhibit C to any Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Credit Extension” means the making of a Loan by a Lender.

“Credit Parties” means, collectively, the Lenders, the Administrative Agent and, in each case, each of their respective successors, transferees and assigns.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that (a) has not made available to the Administrative Agent such Lender’s ratable portion of a requested borrowing within three Business Days of the date required to be funded by it hereunder or has not reimbursed the Swing Line Lender for such Lender’s ratable portion of the amount of Swing Line Loans, in each case in accordance with Sections 2.3.1 and 2.3.2, respectively; (b) has notified the Borrower or the Administrative Agent or any Lender in writing that it does not intend to comply with its obligations under Section 2.3.1 or 2.3.2 or has made a public statement to the effect that it does not intend to comply with its obligations under Section 2.3.1 or 2.3.2 or under other agreements in which it commits to extend credit; (c) has not, within three Business Days after request by the Administrative Agent, confirmed that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Swing Line; (d) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within five Business Days of the date when due, unless the subject of a good faith dispute; (e) has become or is insolvent or has a parent company that has become or is insolvent; or (f) is the subject of, or is a Subsidiary of a Person that is the subject of, a bankruptcy, insolvency or similar proceeding or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Designated Lender” means a Defaulting Lender or a Downgraded Lender.

“Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented, amended and restated or otherwise modified from time to time by the Borrower with the written consent of the Required Lenders.

“Disposition” (or similar words such as “Dispose”) means any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any Person’s or such Person’s Subsidiaries’ assets (including accounts receivable and Capital Securities of such Person’s Subsidiaries) to any other Person in a single transaction or series of transactions.

“Disqualified Capital Securities” means, with respect to any Person, Capital Securities which by their terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)                                  mature or are mandatorily redeemable (other than redeemable only for a Capital Securities of such Person which is not itself a Disqualified Capital Security) pursuant to a sinking fund obligation or otherwise;

(2)                                  are convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Capital Securities; or

(3)                                  are mandatorily redeemable or must be purchased upon the occurrence of any event, in whole or in part,

in each case on or prior to the first anniversary of the Stated Maturity Date.

“DOJ Costs” means non-recurring fees, expenses and amounts paid in defense of, or to discharge judgments, pursuant to settlements or as fines or penalties arising from or related to, lawsuits, governmental proceedings or regulatory actions or investigations related to or in connection with, the DOJ Investigation.

“DOJ Investigation” means the investigation pending on the Closing Date by the Antitrust Division of the United States Department of Justice into possible antitrust violations in the packaged ice industry by Parent and its Subsidiaries.

“Dollar” and the sign “$” mean lawful money of the United States.

“Downgraded Lender” means any Lender that has a non-investment grade rating from Moody’s, S&P or another nationally recognized rating agency.

“EBITDA” means, for any applicable period, the sum of (a) Net Income, plus (b) in each case without duplication, to the extent deducted in determining Net Income for such period, the sum of (i) amounts attributable to depreciation and amortization, (ii) income tax expense, (iii) Interest Expense, (iv) any other non-cash charges (less non-cash income) for which no cash reserves (or receivables) have been or will be set aside (or created), including non-cash compensation expenses, (v) any loss from the extinguishment of Indebtedness; (vi) non-recurring fees, charges and expenses directly related to the Prior Transactions and the Transaction in an aggregate amount during the term of this Agreement not to exceed $15,000,000 (to the extent such fees, charges and expenses are not capitalized or otherwise deferred), (vii) non-recurring DOJ Costs not in excess of $15,000,000 in the aggregate during the term of this Agreement; and (viii) all fees and expenses incurred in connection with Permitted Acquisitions to the extent accounted for as expenses.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund or (d) any other Person (other than a natural Person) other than the Borrower or any of its Affiliates; provided that (x) in the case of clauses (b), (c) and (d), such Affiliate of a Lender, Approved Fund or Person is approved by the Swing Line Lender and the Administrative Agent and (y) in the case of clause (d), unless a Default has occurred and is continuing, the Borrower shall approve of such Person.  Each approval referred to in this definition shall not be unreasonably withheld or delayed.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources.

“Environmental Laws” means all applicable foreign, federal, state or local statutes, laws (including common law), ordinances, codes, rules, regulations and final orders of a Governmental Authority (including consent decrees and administrative orders) relating to pollution and the protection of the environment and human health (to the extent related to exposure to Hazardous Material).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to sections of ERISA also refer to any successor sections thereto.

“Event of Default” is defined in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Offer” means the exchange offer made to the holders of the Existing Parent Notes to exchange such Existing Parent Notes for the Second Lien Notes upon the terms set forth in the Offer to Purchase, which exchange offer expired on March 19, 2010.

“Excluded Taxes” means, with respect to any payment to be made by or on account of any obligation of any Obligor hereunder or under any other Loan Document, (i) any Taxes imposed on (or measured by) its overall gross income or net income by the jurisdiction under the laws of which the Credit Party receiving the payment is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (ii) any Taxes in the nature of the branch profits tax imposed by Section 884(a) of the Code that is imposed by any jurisdiction described in clause (a) above; (iii) any other Taxes imposed by a jurisdiction as a result of any other present or former connection with such jurisdiction (excluding any connection with such jurisdiction arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, and/or engaged in any other transaction pursuant to, any Loan Document), (iv) in the case of a Non-U.S. Credit Party, any U.S. federal withholding Tax that is imposed pursuant to any laws in effect at the time such Non-U.S. Credit Party becomes a party to this Agreement (or designates a new lending office), except to the extent that such Non-U.S. Credit Party (or its assignor, if any) was entitled, immediately prior to designation of a new lending office (or assignment), to receive additional amounts from an Obligor with respect to any such withholding Tax pursuant to clause (a) of Section 4.6 and (v) any withholding Tax that is attributable to a Credit Party’s failure to comply with clause (e) of Section 4.6.

“Exemption Certificate” is defined in clause (e) of Section 4.6.

“Existing Credit Agreement” is defined in the recitals.

“Existing Lenders” is defined in the recitals.

“Existing Loans” is defined in the recitals.

“Existing Parent Notes” means the 10½% Senior Discount Notes of Parent due 2012.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such asset) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by management of the Borrower or by the Board of Directors of the Borrower or a duly authorized committee thereof.  Fair Market Value (other than of any asset with a public trading market) in excess of $5,000,000 shall be determined by the Board of Directors of the Borrower acting reasonably and in good faith and shall be evidenced by a board resolution delivered to the Administrative Agent.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to (a) the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or (b) if such rate is not so published for any day which is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letters” means (i) the confidential fee letter, dated the Original Closing Date, from the Administrative Agent to the Borrower, as amended, supplemented, amended and restated or otherwise modified from time to time, and (ii) each other fee letter, dated the Closing Date, between the Borrower and any Lender.

“Filing Statements” means all UCC financing statements or other similar financing statements and UCC termination statements required pursuant to the Loan Documents.

“First Lien Intercreditor Agreement” means that certain first lien intercreditor agreement dated the Original Closing Date, among the Administrative Agent and the collateral agent for the First Lien Notes.

“First Lien Notes” means the 11.25% First Lien Notes due 2015 of Borrower.

“Fiscal Quarter” means a quarter ending on the last day of March, June, September or December.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2010 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.

“Foreign Pledge Agreement” means any supplemental pledge agreement governed by the laws of a jurisdiction other than the United States, the District of Columbia or a State thereof executed and delivered by the Borrower or any of its Subsidiaries pursuant to the terms of this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, as may be necessary or desirable under the laws of organization or incorporation of a Subsidiary to further protect or perfect the Lien on and security interest in any Collateral (as defined in the Security Agreement).

“Foreign Subsidiary” means any Subsidiary that is not a U.S. Subsidiary.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” means (a) subject to clause (b) below, with respect to the interpretation of all accounting terms used herein and in each other Loan Document, the calculation of all accounting determinations and computations required to be made hereunder or thereunder (including under

Section 7.2.4 and in respect of any defined terms used herein or in any other Loan Document), those U.S. generally accepted accounting principles applied in the preparation of the Borrower’s audited consolidated financial statements for the Fiscal Year ended December 31, 2009 and (b) with respect to the financial statements of the Borrower required to be delivered pursuant to clauses (a) and (b) of Section 7.1.1 or any similar financial statements of the Borrower or any of its Subsidiaries required to be delivered hereunder or under any other Loan Document, U.S. generally accepted accounting principles in effect at the time (or for the period) to which such financial statements relate.  Notwithstanding the foregoing, the treatment of operating leases under GAAP will, for purposes of this Agreement, be deemed to be what such treatment is on the Closing Date.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Real Property Disclosure Requirements” shall mean any requirement of law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any real property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any real property, facility, establishment or business, of the actual or threatened presence or release in or into the environment, or the use, disposal or handling of Hazardous Material on, at, under or near the real property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Granting Lender” is defined in clause (i) of Section 10.11.

“Guarantor” means Parent and each Subsidiary Guarantor.

“Guaranty” means the Guaranty executed and delivered by an Authorized Officer of Parent and each U.S. Subsidiary pursuant to the terms of this Agreement, substantially in the form of Exhibit G hereto, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Hazardous Material” shall mean any material or substance that (a) constitutes a “hazardous substance” as defined by CERCLA, “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended, or a “pollutant”, “contaminant”, “hazardous material”, “hazardous chemical”, or “regulated substance” within the meaning of any applicable Environmental Laws, or (b) is otherwise regulated by, or that otherwise gives rise to liability under, any applicable Environmental Laws.  Without limiting the generality of the foregoing, Hazardous Material shall include any substance that contains any ammonia, ammonia hydroxide, asbestos, polychlorinated biphenyls, or petroleum, or that is flammable, explosive, radioactive or corrosive.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, commodity price swaps, caps and collars and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates, prices of diesel fuel and the impact of weather on such Person’s business.

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.

“Impermissible Qualification” means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of the Borrower

(a)                                  which is of a “going concern” or similar nature;

(b)                                 which relates to the limited scope of examination of matters relevant to such financial statement; or

(c)                                  which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in Default.

“including” and “include” means including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

“Indebtedness” of any Person means:

(a)                                  all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(b)                                 all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c)                                  all Capitalized Lease Liabilities of such Person;

(d)                                 for purposes of Section 8.1.5 only, all other items which, in accordance with GAAP, would be included as liabilities on the balance sheet of such Person as of the date at which Indebtedness is to be determined;

(e)                                  net Hedging Obligations of such Person;

(f)                                    whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person), and indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(g)                                 obligations arising under Synthetic Leases;

(h)                                 all Contingent Liabilities of such Person in respect of any of the foregoing; and

(i)                                     all Disqualified Capital Securities of such Person.

The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” is defined in Section 10.4.

“Indemnified Parties” is defined in Section 10.4.

“Indemnified Taxes” means any Taxes other than Excluded Taxes.

“Intercreditor Agreements” shall mean the collective reference to the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, conformed copies of which are attached as Exhibit L and Exhibit M hereto, respectively, as the same may be amended, modified or otherwise changed in accordance with the terms hereof and thereof.

“Interest Expense” means, for any applicable period, the aggregate interest expense, including the portion of any cash payments made or accrued in respect of Capitalized Lease Liabilities allocable to interest expense, net of interest income, of the Borrower and its Subsidiaries for such applicable period determined in accordance with GAAP.

“Interest Period” means, relative to any LIBO Rate Loan, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Sections 2.3 or 2.4 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the Borrower may select in its relevant notice pursuant to Sections 2.3 or 2.4; provided that:

(a)                                  the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than ten different dates;

(b)                                 if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and

(c)                                  no Interest Period for any Loan may end later than the Stated Maturity Date for such Loan.

“Investment” means, relative to any Person,

(a)                                  any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person;

(b)                                 Contingent Liabilities in favor of any other Person; and

(c)                                  any Capital Securities held by such Person in any other Person.

The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“JPMorgan” is defined in the recitals.

“Junior Lien Intercreditor Agreement” means that certain junior lien intercreditor agreement dated the Original Closing Date, among the Administrative Agent, the collateral agent for the First Lien Notes and the collateral agent for the Second Lien Notes.

“Lender Assignment Agreement” means an assignment agreement substantially in the form of Exhibit D hereto.

“Lenders” is defined in the preamble.

“Lender’s Environmental Liability” means any and all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), reasonable disbursements or expenses of any kind or nature whatsoever, whether or not based on strict liability (including reasonable attorneys’ fees at trial and appellate levels; reasonable experts’ fees and disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, matter, claim or proceeding; and reasonable consultant fees, disbursements and expenses) which may at any time be imposed upon, incurred by or asserted or awarded against the Administrative Agent or any Lender or any of such Person’s Affiliates, shareholders, directors, officers, employees, and agents in connection with or arising from:

(a)                                  the Release, threatened Release or presence of any Hazardous Material at, from, on, in, under or affecting all or any portion of any property owned now or formerly, operated or used by the Borrower or any of its Subsidiaries, or their respective predecessors in interest, or resulting from activities of the Borrower or any of its Subsidiaries or any of their respective predecessors;

(b)                                 any misrepresentation, inaccuracy or breach of any warranty, contained or referred to in Section 6.12 or the breach of any covenant in Section 7.1.6;

(c)                                  any actual or alleged violation by the Borrower or any of its Subsidiaries of any Environmental Laws; or

(d)                                 the imposition of any lien for damages caused by or for the recovery of any costs for the cleanup, Release or threatened Release of Hazardous Material by the Borrower or any of its Subsidiaries, or in connection with any Release or threatened Release of Hazardous Material at, on, under or from any property owned or operated at any time by the Borrower or any of its Subsidiaries.

“Lending Office” means the office of a Lender designated as its “Lending Office” on Schedule II hereto or in a Lender Assignment Agreement, or such other office designated from time to time by notice from such Lender to the Borrower and the Administrative Agent, whether or not outside the United States.

“Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Loans outstanding on the last day of such Fiscal Quarter to (b) EBITDA computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters, giving effect to any adjustments (if any) referred to in clause (b) of Section 1.4.

“LIBO Rate” means, with respect to any LIBO Rate Loan for any Interest Period, the greatest of (a) 1.50% and (b) the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such LIBO Rate Loan for such Interest Period shall be the greatest of (a) 1.50% and (b) the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m. London time, two Business Days prior to the commencement of such Interest Period.

“LIBO Rate Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a rate of interest determined by reference to the LIBO Rate (Reserve Adjusted).

“LIBO Rate (Reserve Adjusted)” means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the LIBOR Reserve Percentage.  The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be determined by the Administrative Agent on the basis of the LIBOR Reserve Percentage in effect two Business Days before the first day of such Interest Period.

“LIBO Rate Unavailability Period” means any period of time during which a notice delivered to the Borrower in accordance with Section 4.2(a), (b) or (c) shall remain in force and effect.

“LIBOR Reserve Percentage” means, relative to any Interest Period for LIBO Rate Loans, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of or including “Eurocurrency Liabilities”, as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, in each case to secure payment of a debt or performance of an obligation.

“Loan” means, as the context may require, a Revolving Loan or a Swing Line Loan of any type.

“Loan Documents” means, collectively, this Agreement, the Notes, each Fee Letter, each Guaranty, each Collateral Document and each other agreement, certificate, document or instrument delivered in connection with any Loan Document, whether or not specifically mentioned herein or therein; provided that for purposes of any agreement pursuant to which the Administrative Agent is granted a Lien to secure the Obligations, the term “Loan Document” shall include the documentation related to Cash Management Obligations.

“Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), business, operations, assets, liabilities (contingent or otherwise) or properties of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of any Secured Party under the Loan Documents taken as a whole or (c) the ability of Parent, the Borrower or any Significant Subsidiary to perform its Obligations under any Loan Document.

“Minimum Liquidity” means, at any time, the sum of (i) the amount of the Borrower’s and the Subsidiary Guarantors’ unrestricted cash and Cash Equivalent Investments at such time and (ii) the difference between (x) the Revolving Loan Commitment Amount at such time and (y) the aggregate outstanding Revolving Loans and Swing Line Loans at such time.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means an agreement, a mortgage, deed of trust or any other document creating or evidencing a Lien on Mortgaged Property (which Lien secured thereby shall be in a maximum amount of either (x) if such Mortgaged Property is situated in Alabama, Florida, Georgia, Oklahoma, Virginia or any other state/commonwealth that imposes a tax/levy on the recordation of a mortgage, deed of trust or any other document creating or evidencing a lien on real property, 115% of the book value or cost (whichever is higher) of such Mortgaged Property or (y) if such Mortgaged Property is situated in Arizona, Colorado, Louisiana, North Carolina, Texas, West Virginia or any other state/commonwealth that does not impose a tax/levy on the recordation of a mortgage, deed of trust or any other document creating or evidencing a lien on real property, the maximum principal amount of the Loan) executed, acknowledged and delivered by each Obligor that is the owner of the respective Mortgaged Property in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form attached hereto as Exhibit N, subject to modification necessary for recording in the recording office of each applicable political subdivision (i.e. county) where each such Mortgaged Property is situated, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Mortgaged Property” means (a) all real property owned by any Obligor on the Closing Date with a book value or cost (whichever is higher) of at least $1,500,000 (which properties owned as of the Closing Date are described in Item 6.9(b) of the Disclosure Schedule) and (b) all other real property, if any, which shall be subject to a Mortgage delivered pursuant to clause (j) of Section 5.1.5 and Section 7.1.8.

“Net Casualty Proceeds” means, with respect to any Casualty Event, the amount of any insurance proceeds or condemnation awards (net of any taxes actually paid or estimated by the Borrower to be payable in cash) received by the Borrower or any of its Subsidiaries in connection with such Casualty Event (net of all reasonable collection expenses thereof), but excluding any proceeds or awards required to be paid to a creditor (other than the Lenders) which holds a Lien permitted by Section 7.2.3 on the property which is the subject of such Casualty Event; provided that if the amount of any estimated taxes exceeds the amount of taxes actually required to be paid in cash in respect of such Casualty Event within 12 months of such Casualty Event, the aggregate amount of such excess shall constitute Net Casualty Proceeds.

“Net Debt Proceeds” means, with respect to each of (a) the incurrence, sale or issuance by the Borrower or any of its Subsidiaries after the Closing Date of any Indebtedness which is not expressly permitted by Section 7.2.2, or (b) the issuance by the Borrower of any of its Subsidiaries of Disqualified Capital Securities, the excess of (x) the gross cash proceeds actually received by such Person from such incurrence, sale or issuance, less (y) all reasonable arranging or underwriting fees and commissions, and all legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements and other reasonable closing costs and expenses, in each case, actually incurred and paid in cash in connection with such incurrence, sale or issuance.

“Net Disposition Proceeds” means the gross cash proceeds actually received by the Borrower or its U.S. Subsidiaries from any Disposition pursuant to clause (c) of Section 7.2.10 and any cash payment actually received in respect of promissory notes or other non-cash consideration delivered to the Borrower or its U.S. Subsidiaries in respect of such specified Dispositions, minus the sum of (a) all reasonable legal, investment banking, brokerage and accounting fees and expenses incurred in connection with such Disposition, (b) all reasonable expenses to prepare such asset for sale and all transportation costs in connection with such sale, (c) all taxes actually paid or estimated by the Borrower to be payable in cash within the next 12 months in connection with such Disposition, (d) payments made by the Borrower or its U.S. Subsidiaries to retire Indebtedness (other than the Credit Extensions) where payment of such Indebtedness is required in connection with such Disposition and (e) the amount of any reserves established by the Borrower or any of the U.S. Subsidiaries to fund contingent liabilities reasonably estimated to be payable during the 12 month period following such event that such Person’s chief financial officer determined in good faith are directly attributable to such event; provided that if the amount of any estimated taxes pursuant to clause (c) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition or the amount of any estimated reserves pursuant to clause (e) above exceeds the amount of reserves actually required to be paid in cash in respect of such Disposition, in each case within 12 months of such Disposition, the aggregate amount of such excess shall thereupon constitute Net Disposition Proceeds.

“Net Income” means, for any period, the aggregate of all amounts (exclusive of all amounts in respect of any extraordinary gains or losses) which would be included as net income on the consolidated financial statements of the Borrower and its Subsidiaries for such period.

“New Notes” means the collective reference to the First Lien Notes and the Second Lien Notes.

“Non-U.S. Credit Party” means any Credit Party that is not a “United States person”, as defined under Section 7701(a)(30) of the Code.

“Note” means, as the context may require, a Revolving Note or a Swing Line Note.

“Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrower and each other Obligor arising under or in connection with a Loan Document or any Cash Management Obligations, including the principal of and interest (including interest accruing during the pendency of any proceeding of the type described in Section 8.1.9, whether or not allowed in such proceeding) on the Loans and any fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and the other Obligors under this Agreement and the other Loan Documents.

“Obligor” means, as the context may require, Parent, the Borrower, Subsidiary Guarantors and each other Person (other than a Secured Party) obligated under any Loan Document.

“Offer to Purchase” means the offer to purchase dated February 22, 2010 issued by the Borrower in connection with the Exchange Offer.

“Organic Document” means, relative to any Obligor, as applicable, its certificate of incorporation, by laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Obligor’s Capital Securities.

“Original Closing Date” is defined in the recitals.

“Other Taxes” means any and all present or future stamp, documentary or similar excise Taxes or levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of, or otherwise with respect to any Loan Document.

“Parent” means Reddy Ice Holdings, Inc., a Delaware corporation.

“Pari Passu Lien Indebtedness” shall have the meaning assigned thereto in the First Lien Intercreditor Agreement.

“Participant” is defined in clause (d) of Section 10.11.

“Participant Register” is defined in clause (d) of Section 10.11.

“Patent Security Agreement” means any Patent Security Agreement executed and delivered by any Obligor, in substantially the form of Exhibit A to the Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Patriot Act” is defined in Section 10.17.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Percentage” means any Lender’s Revolving Loan Percentage.

“Permitted Acquisition” means an acquisition (whether pursuant to an acquisition of Capital Securities, assets or otherwise) by the Borrower or any Subsidiary of a business, a line of business or an operating lease from any Person in which the following conditions are satisfied:

(a)                                  immediately before and after giving effect to such acquisition, no Default shall have occurred and be continuing or would result therefrom (including under Section 7.2.1);

(b)                                 the Borrower shall have delivered to the Administrative Agent a Compliance Certificate for the period of the most recently completed four full Fiscal Quarters immediately preceding such acquisition (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 7.1.1) giving pro forma effect to the consummation of such acquisition and evidencing compliance with the covenants set forth in Section 7.2.4 for the immediately preceding test date;

(c)                                  [Reserved];

(d)                                 the Revolving Loan Commitment Amount less the aggregate outstanding principal amount of Revolving Loans and Swing Line Loans on the date such acquisition is consummated (after giving effect to such acquisition and any financing in connection therewith) shall be at least $5,000,000;

(e)                                  the business, line of business or operating lease to be acquired shall be held by the Borrower or a Subsidiary Guarantor (or a Person that becomes a Subsidiary Guarantor upon such acquisition); and

(f)                                    to the extent a Person is acquired in such acquisition, such Person shall be Solvent and comply with Section 7.1.8.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Pledged Subsidiary” means each Subsidiary in respect of which the Administrative Agent has been granted a security interest in or a pledge of (a) any of the Capital Securities of such Subsidiary or (b) any intercompany notes of such Subsidiary owing to the Borrower or another Subsidiary.

“Prior Transactions” means (i) the entry into the Existing Credit Agreement on the Original Closing Date, (ii) the issuance of the New Notes on the Original Closing Date, (iii) the Exchange Offer and (iv) the repayment of the Borrower’s prior credit agreement on the Original Closing Date.

“Priority Payment Lien Obligations” has the meaning set forth in the First Lien Intercreditor Agreement.

“Proceeds Account” is defined in clause (d) of Section 3.1.1.

“Quarterly Payment Date” means the last Business Day of March, June, September and December.

“Ratification” means that certain Ratification of Collateral Documents dated as of the Closing Date, by the Borrower and the Parent, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Reddy Ice Corporation” means Reddy Ice Corporation, a Nevada corporation.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, purchase, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Borrower or any Subsidiary of the Borrower existing on the Closing Date or incurred in compliance with this Agreement, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1)                                  such Refinancing Indebtedness has a stated maturity no earlier than the stated maturity of the Indebtedness being Refinanced;

(2)                                  such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3)                                  such Refinancing Indebtedness has an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

(4)                                  if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Refinancing Indebtedness is subordinated in right of payment to the Obligations at least to the same extent as the Indebtedness being Refinanced; and

(5)                                  the covenants, events of default, interest rates, yield, events of default and remedies relating thereto shall not be materially less favorable to the Lenders than those contained in the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include Indebtedness of a Subsidiary that is not a Guarantor that Refinances Indebtedness of the Borrower or a Guarantor.

“Refunded Swing Line Loans” is defined in clause (b) of Section 2.3.2.

“Register” is defined in clause (a) of Section 2.7.

“Release” means any spilling, emitting, leaking, pumping, pouring, injecting, escaping, emptying, discharging, leaching, dumping or disposing into or through the indoor or outdoor Environment.

“Replacement Lender” is defined in clause (g) of Section 10.11.

“Replacement Notice” is defined in Section 4.10.

“Required Lenders” means, at any time, Lenders holding more than 50% of the Total Exposure Amount.

“Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.

“Restricted Payment” means the declaration or payment of any dividend (other than dividends payable solely in Capital Securities (other than Disqualified Capital Securities) of the Borrower or any Subsidiary) on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any class of Capital Securities of the Borrower or any Subsidiary or any warrants or options to purchase any such Capital Securities of the Borrower or such Subsidiary, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property, obligations of the Borrower or any Subsidiary or otherwise (other than distributions payable solely in Capital Securities (other than Disqualified Capital Securities) of the Borrower or any of its Subsidiaries).

“Revolving Loan Commitment” means, relative to any Lender, such Lender’s obligation (if any) to make Revolving Loans pursuant to clause (a) of Section 2.1.1.

“Revolving Loan Commitment Amount” means $50,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

“Revolving Loan Commitment Termination Date” means the earliest of

(a)                                  the Stated Maturity Date;

(b)                                 the date on which the Revolving Loan Commitment Amount is terminated in full or reduced to zero pursuant to the terms of this Agreement; and

(c)                                  the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described above, the Revolving Loan Commitments shall terminate automatically and without any further action.

“Revolving Loan Lender” is defined in clause (a) of Section 2.1.1.

“Revolving Loan Percentage” means, relative to any Lender, the applicable percentage relating to Revolving Loans set forth opposite its name on Schedule II hereto under the Revolving Loan Commitment column or set forth in a Lender Assignment Agreement under the Revolving Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its assignee Lender and delivered pursuant to Section 10.11.  A Lender shall not have any Revolving Loan Commitment if its percentage under the Revolving Loan Commitment column is zero.

“Revolving Loans” is defined in clause (a) of Section 2.1.1.

“Revolving Note” means a promissory note of the Borrower payable to any Revolving Loan Lender, in the form of Exhibit A-1 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Revolving Loan Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission.

“Second Lien Notes” means the 13.25% Second Lien Notes due 2015 of Borrower.

“Secured Parties” means, collectively, the Lenders (including the Swing Line Lender), the Administrative Agent, each Person that is owed any obligations by the Borrower or any of its Subsidiaries in respect of Cash Management Obligations, and, in each case, each of their respective successors, transferees and assigns.

“Security Agreement” means the Pledge and Security Agreement dated as of the Original Closing Date, a conformed copy of which is attached as Exhibit I hereto, as the same may be amended, modified or otherwise changed in accordance with the terms hereof and thereof.

“Significant Subsidiary” means each Subsidiary of the Borrower that (a) accounted for at least 3% of the consolidated gross revenues of the Borrower and its Subsidiaries or (b) has assets which represent at least 3% of the consolidated gross assets of the Borrower and its Subsidiaries, in each case, as of the last day of the most recently completed Fiscal Quarter with respect to which, pursuant to clauses (a) and (b) of Section 7.1.1, financial statements have been, or are required to have been, delivered by the Borrower on or before the date as of which any such determination is made, as reflected in such financial statements.

“Solvent” means, with respect to any Person and its Subsidiaries on a particular date, that on such date (a) the fair value of the property of such Person and its Subsidiaries on a consolidated basis is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries on a consolidated basis, (b) the present fair salable value of the assets of such Person and its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it or its Subsidiaries will, incur debts or liabilities beyond the ability of such Person and its Subsidiaries to pay as such debts and liabilities mature, and (d) such Person and its Subsidiaries on a consolidated basis are not engaged in a business or a transaction, and such Person and its Subsidiaries on a consolidated basis are not about to engage in a business or a transaction, for which the property of such Person and its Subsidiaries on a consolidated basis would constitute an unreasonably small capital.  The amount of Contingent Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

“SPC” is defined in clause (i) of Section 10.11.

“Stated Maturity Date” means with respect to all Revolving Loans and Swing Line Loans, October 22, 2014.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.  Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of the Borrower.

“Subsidiary Guarantor” means each Subsidiary that executes the Guaranty following the Closing Date, pursuant to Section 7.1.8 or otherwise.

“Substitute Lender” is defined in Section 4.10.

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than three years prior to the date of delivery thereof unless there shall have occurred to Borrower’s knowledge within three years prior to such date of delivery (x) any material exterior construction on the site of such Mortgaged Property or (y) any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be graphically depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified (which such certification may be provided in the form of a separate stand-alone survey certification) by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the Title Policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 7.1.9(c), (b) Express Maps prepared by First American Title Insurance Company or (c) otherwise reasonably acceptable to the Administrative Agent.

“Swing Line Lender” means, subject to the terms of this Agreement, Macquarie Bank Limited.

“Swing Line Loan Facility Amount” means, on any date, $5,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

“Swing Line Loans” is defined in clause (b) of Section 2.1.1.

“Swing Line Note” means a promissory note of the Borrower payable to the Swing Line Lender, in the form of Exhibit A-2 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to the Swing Line Lender resulting from outstanding Swing Line Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.

“Tax Returns” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules) including any informational return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Agreement” means the tax sharing agreement, dated as of the Closing Date, among Parent and the Borrower, in form and substance reasonably satisfactory to the Administrative

Agent, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Taxes” means all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

“Termination Date” means the date on which all Obligations have been paid in full in cash, all Cash Management Obligations have been paid in full and all Commitments have terminated.

“Title Company” shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” shall have the meaning assigned to such term in clause (c) of Section 7.1.9.

“Total Exposure Amount” means, on any date of determination (and without duplication), the outstanding principal amount of all Loans and the unfunded amount of the Commitments.

“Trademark Security Agreement” means any Trademark Security Agreement executed and delivered by any Obligor, in substantially in the form of Exhibit B to any Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Transaction” means the contemplated amendment and restatement of the Existing Credit Agreement, including the entering into of this Agreement on the Closing Date.

“type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any Filing Statement or by reason of any provisions of law, the perfection or the effect of perfection or non perfection of the security interests granted to the Administrative Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any Filing Statement relating to such perfection or effect of perfection or non perfection.

“Unaudited Quarterly Financial Statements” is defined in clause (a) of Section 7.1.1.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“U.S. Subsidiary” means any Subsidiary that is incorporated or organized under the laws of the United States or a state thereof or the District of Columbia.

“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“wholly owned Subsidiary” means any Subsidiary all of the outstanding Capital Securities of which (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable laws) are owned directly or indirectly by the Borrower.

SECTION 1.2.                               Use of Defined Terms.  Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document and the Disclosure Schedule.

SECTION 1.3.                               Cross-References.  Unless otherwise specified, references in a Loan Document to any Article or Section are references to such Article or Section of such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

SECTION 1.4.                               Accounting and Financial Determinations.

(a)                                  Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 7.2.4 and the definitions used in such calculations) shall be made, in accordance with GAAP.  Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower and its Subsidiaries, in each case without duplication.

(b)                                 As of any date of determination, for purposes of determining the Leverage Ratio (and any financial calculations required to be made or included within the Leverage Ratio, or required for purposes of preparing any Compliance Certificate to be delivered pursuant to clause (b) of the definition of “Permitted Acquisition”), the calculation of the Leverage Ratio and other financial calculations shall include or exclude, as the case may be, the effect of any business, line of business or operating lease that has been acquired or disposed of by the Borrower or any of its Subsidiaries as permitted by the terms hereof (including through mergers or consolidations) as of such date of determination, as determined by the Borrower on a pro forma basis, which determination may include one-time adjustments or reductions in costs, if any, directly attributable to any such disposition or acquisition, as the case may be, in each case (i) calculated in accordance with Regulation S-X of the Securities Act of 1933, as amended, for the period of four Fiscal Quarters ended on or immediately prior to the date of determination of any Leverage Ratio and (ii) giving effect to any such acquisition or disposition as if it had occurred on the first day of such four Fiscal Quarter period.

(c)                                  If the Borrower or the Administrative Agent determines that a change in GAAP has altered the treatment of certain financial data to its (or the Lenders’) detriment under this Agreement, such party may, by written notice to the other party not later than 60 days after the end of the Fiscal Quarter during which such change in GAAP becomes effective, request renegotiation of the financial covenants affected by such change.  If the Borrower and the Required Lenders have not agreed on revised covenants within thirty days after delivery of such notice, then, for purposes of this Agreement, GAAP will have the meaning set forth in clause (a) of the definition of “GAAP”.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Parent, the Borrower or any Subsidiary at “fair value”, as defined therein.

ARTICLE II
COMMITMENTS, BORROWING AND ISSUANCE
PROCEDURES, NOTES AND LETTERS OF CREDIT

SECTION 2.1.                               Commitments.  On the terms and subject to the conditions of this Agreement, the Lenders severally agree to make Credit Extensions as set forth below.

SECTION 2.1.1.  Revolving Loans and Swing Line Loans.  From time to time on any Business Day occurring from and after the Closing Date until five Business Days prior to the Revolving Loan Commitment Termination Date,

(a)                          each Lender that has a Revolving Loan Commitment (referred to as a “Revolving Loan Lender”) agrees that it will make loans (relative to such Lender, its “Revolving Loans”) to the Borrower (i) equal to such Lender’s Revolving Loan Percentage of the aggregate amount of each Borrowing of the Revolving Loans requested by the Borrower to be made on such day and (ii) otherwise, in accordance with clause (a) of Section 2.7; and

(b)                         the Swing Line Lender, in reliance upon the agreements of the Revolving Loan Lenders set forth in Section 2.3.2, but nonetheless in its sole and absolute discretion, will make loans (its “Swing Line Loans”) to the Borrower equal to the principal amount of the Swing Line Loan requested by the Borrower to be made on such day.

On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Revolving Loans and Swing Line Loans.

No Revolving Loan Lender shall be permitted or required to make any Revolving Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Revolving Loans of such Revolving Loan Lender, together with such Lender’s Revolving Loan Percentage of the aggregate amount of all Swing Line Loans, would exceed such Lender’s Revolving Loan Percentage of the then existing Revolving Loan Facility Amount.  Furthermore, the Swing Line Lender

shall not be permitted or required to make Swing Line Loans if, after giving effect thereto, (i) the aggregate outstanding principal amount of all Swing Line Loans would exceed the then existing Swing Line Loan Commitment Amount or (ii) unless otherwise agreed to by the Swing Line Lender, in its sole discretion, the sum of all Swing Line Loans and Revolving Loans made by the Swing Line Lender would exceed the Swing Line Lender’s Revolving Loan Percentage of the then existing Revolving Loan Commitment Amount.

SECTION 2.2.                               Reductions in Commitment Amounts.  The Commitment Amounts are subject to reduction from time to time as set forth below.

SECTION 2.2.1.  Reductions.  The Borrower may, from time to time on any Business Day occurring after Closing Date, voluntarily reduce the amount of the Revolving Loan Commitment Amount or the Swing Line Loan Facility Amount on the Business Day so specified by the Borrower; provided that all such reductions shall require at least one Business Day’s prior notice to the Administrative Agent (which notice may be telephonic so long as such notice is confirmed in writing within 24 hours thereafter) and be permanent, and any partial reduction of any Commitment Amount shall be in a minimum amount of $5,000,000 and in an integral multiple of $1,000,000.  Any optional or mandatory reduction of the Revolving Loan Commitment Amount pursuant to the terms of this Agreement which reduces the Revolving Loan Commitment Amount below the Swing Line Loan Facility Amount shall result in an automatic and pro rata reduction of the Swing Line Loan Facility Amount (as directed by the Borrower in a notice to the Administrative Agent delivered together with the notice of such voluntary reduction in the Revolving Loan Commitment Amount) to an aggregate amount not in excess of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of the Swing Line Lender.

SECTION 2.2.2.  [Reserved]

SECTION 2.2.3.  Defaulting/Designated Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                          Fees shall cease to accrue on the unfunded portion of the Revolving Loan Commitment of such Defaulting Lender pursuant to Section 3.3.

(b)                         The Commitments and Revolving Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.1), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.

(c)                          If any Swing Line Loan is outstanding at the time a Lender becomes a Defaulting Lender then:

(i)                                     all or any part of such Swing Line Loan shall be reallocated among the non-Defaulting Lenders in accordance with their respective applicable Revolving Loan Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Loans plus such Defaulting Lender’s Swing Line Loans does not exceed the total of all non-Defaulting Lenders’ Revolving Loan Commitments and (y) the conditions set forth in Section 5.2 are satisfied at such time; and

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent prepay such Swing Line Loan.

(d)                         The Swing Line Lender shall not be required to fund any Swing Line Loan unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders, and participating interests in any such newly made Swing Line Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.2.3(c)(i) (and Defaulting Lenders shall not participate therein).

(e)                          In the event and on the date that each of the Administrative Agent, the Borrower and the Swing Line Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Loans of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Loan Commitments and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Line Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its applicable Revolving Loan Percentage.

(f)                            All parties hereto agree to any and all amendments to Schedule II hereto to reflect any and all adjustments to Commitments, Commitment Amounts and Revolving Loan Percentages referenced in this Section.

SECTION 2.3.                               Borrowing Procedures.  Loans (other than Swing Line Loans) shall be made by the Lenders in accordance with Section 2.3.1, and Swing Line Loans shall be made by the Swing Line Lender in accordance with Section 2.3.2.

SECTION 2.3.1.  Borrowing Procedure.  In the case of Loans other than Swing Line Loans, by telephonic notice to the Administrative Agent on or before 12:00 noon on a Business Day (followed (within one Business Day) by the delivery of a confirming Borrowing Request, the Borrower may from time to time irrevocably request, on the same Business Day in the case of Base Rate Loans or on not less than three Business Days’ notice in the case of LIBO Rate Loans, and in either case not more than five Business Days’ notice, that a Borrowing be made, in the case of LIBO Rate Loans, in a minimum amount of $2,000,000 and an integral multiple of $1,000,000, or in the case of Base Rate Loans, in a minimum amount of $1,000,000 and an integral multiple of $500,000 or, in either case, in the unused amount of the applicable Commitment.  On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the type of Loans, and shall be made on the Business Day, specified in such Borrowing Request.  In the case of Loans other than Swing Line Loans, on or before 3:00 p.m. on such Business Day each Lender that has a Commitment to make the Loans being requested shall deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Percentage of the requested Borrowing.  Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders.  To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request.  No Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan.

SECTION 2.3.2.  Swing Line Loans; Participations, etc.  Subject to the terms and conditions set forth herein, the Swing Line Lender may, in reliance upon the agreements of the Revolving Loan Lenders set forth in this Section 2.3.2, but nonetheless in its sole and absolute discretion, make Swing Line Loans and the Borrower may request Swing Line Loans as follows:

(a)                          By telephonic notice to the Swing Line Lender on or before 12:00 noon on a Business Day (followed (within one Business Day) by the delivery of a confirming Borrowing Request), the Borrower may from time to time irrevocably request that Swing Line Loans be made by the Swing Line Lender in an aggregate minimum principal amount of $250,000 and an integral multiple of $50,000.  All Swing Line Loans shall be made as Base Rate Loans and shall not be entitled to be converted into LIBO Rate Loans.  The proceeds of each Swing Line Loan shall be made available by the Swing Line Lender to the Borrower by wire transfer to the account the Borrower shall have specified in its notice therefor by the close of business on the Business Day telephonic notice is received by the Swing Line Lender.  Upon the making of each Swing Line Loan, and without further action on the part of the Swing Line Lender or any other Person, each Revolving Loan Lender (other than the Swing Line Lender) shall be deemed to have irrevocably purchased, to the extent of its Revolving Loan Percentage, a participation interest in such Swing Line Loan, and such Revolving Loan Lender shall, to the extent of its Revolving Loan Percentage, be responsible for reimbursing within one Business Day of receiving notice thereof the Swing Line Lender for Swing Line Loans which have not been reimbursed by the Borrower in accordance with the terms of this Agreement.

(b)                         If (x) any Swing Line Loan shall be outstanding for more than four Business Days, (y) any Swing Line Loan is or will be outstanding on a date when the Borrower requests that a Revolving Loan be made or (z) any Default shall occur and be continuing, then each Revolving Loan Lender (other than the Swing Line Lender) irrevocably agrees that it will, at the request of the Swing Line Lender, make a Revolving Loan (which shall initially be funded as a Base Rate Loan) in an amount equal to such Lender’s Revolving Loan Percentage of the aggregate principal amount of all such Swing Line Loans then outstanding (such outstanding Swing Line Loans hereinafter referred to as the “Refunded Swing Line Loans”).  On or before 11:00 a.m. on the first Business Day following receipt by each Revolving Loan Lender of a request to make Revolving Loans as provided in the preceding sentence, each Revolving Loan Lender shall deposit in an account specified by the Swing Line Lender the amount so requested in same day funds and such funds shall be applied by the Swing Line Lender to repay the Refunded Swing Line Loans.  At the time the Revolving Loan Lenders make the above referenced Revolving Loans, the Swing Line Lender shall be deemed to have made, in consideration of the making of the Refunded Swing Line Loans, Revolving Loans in an amount equal to the Swing Line Lender’s Revolving Loan Percentage of the aggregate principal amount of the Refunded Swing Line Loans.  Upon the making (or deemed making, in the case of the Swing Line Lender) of any Revolving Loans pursuant to this clause, the amount so funded shall become an outstanding Revolving Loan and shall no longer be owed as a Swing Line Loan.  All interest payable with respect to any Revolving Loans made (or deemed made, in the case of the Swing Line Lender) pursuant to this clause shall be appropriately adjusted to reflect the period of time during which the Swing Line Lender had outstanding Swing Line Loans in respect of which such Revolving Loans were made.  Each Revolving Loan Lender’s obligation to make the Revolving Loans referred to in this clause shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Obligor or any Person for any reason whatsoever; (ii) the occurrence or continuance of any Default; (iii) any adverse change in the condition (financial or otherwise) of any Obligor; (iv) the acceleration or maturity of any Obligations or the termination of any Commitment after the making of any Swing Line Loan; (v) any breach of any Loan Document by any Person; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

SECTION 2.4.                               Continuation and Conversion Elections.  By telephonic notice to the Administrative Agent on or before 12:00 noon on a Business Day (followed (within one Business Day) by the delivery of a confirming Continuation/Conversion Notice), the Borrower may from time to time irrevocably elect, on not less than one Business Day’s notice in the case of Base Rate Loans, or three Business Days’ notice in the case of LIBO Rate Loans, and in either case not more than five Business Days’ notice, that all, or any portion in an aggregate minimum amount of $2,000,000 and an integral multiple of $500,000 be, in the case of Base Rate Loans, converted into LIBO Rate Loans or be, in the case of LIBO Rate Loans, converted into Base Rate Loans or continued as LIBO Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate Loan at least three Business Days (but not more than five Business Days) before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided that (x) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders that have made such Loans, and (y) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBO Rate Loans when any Default has occurred and is continuing.

SECTION 2.5.                               Funding.  Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or

Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility.  In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Sections 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing Dollar deposits in its Lending Office’s interbank eurodollar market.

SECTION 2.6.                               Reallocation of Revolving Loans.  With respect to any Revolving Lender, on any date on which

(a)                          the aggregate outstanding principal amount of all Revolving Loans of such Revolving Loan Lender, together with such Lender’s Revolving Loan Percentage of the aggregate amount of all Swing Line Loans, is less than such Lender’s Revolving Loan Percentage of the then Revolving Loan Commitment Amount, such Revolving Loan Lender shall make a Revolving Loan to the Borrower in an amount of such deficiency; provided that the proceeds of such Revolving Loans shall not be funded to the Borrower, but instead shall be applied by the Administrative Agent to make mandatory repayments required under clause (b) below; and

(b)                         the aggregate outstanding principal amount of all Revolving Loans of such Revolving Loan Lender, together with such Lender’s Revolving Loan Percentage of the aggregate amount of all Swing Line Loans, exceeds such Lender’s Revolving Loan Percentage of the then existing Revolving Loan Commitment Amount, the Borrower shall make a mandatory repayment of such Revolving Loan Lender’s Revolving Loans in an amount equal to such excess (and if there is more than one Lender that this clause (b) applies to, such payments shall be made to all such Lenders on a pro rata basis).

SECTION 2.7.                               Register; Notes.

(a)                                  The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for the purpose of this clause, to maintain a register (the “Register”) on which the Administrative Agent will record each Lender’s Commitment, the Loans made by each Lender (and related interest amount) and each repayment in respect of the principal amount of the Loans, annexed to which the Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to the Administrative Agent pursuant to Section 10.11.  Failure to make any recordation, or any error in such recordation, shall not affect any Obligor’s Obligations.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan is registered as the owner thereof for the purposes of all Loan Documents, notwithstanding notice or any provision herein to the contrary.  Any assignment or transfer of a Commitment or the Loans made pursuant hereto shall be registered in the Register only upon delivery to the Administrative Agent of a Lender Assignment Agreement that has been executed by the requisite parties pursuant to Section 10.11.  No assignment or transfer of a Lender’s Commitment or

Loans shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section.

(b)                                 The Borrower agrees that, upon the request of any Lender, the Borrower will execute and deliver to such Lender a Note evidencing the Loans made by, and payable to such Lender in a maximum principal amount equal to such Lender’s Revolving Loan Percentage of the original applicable Commitment Amount.  The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby.  Such notations shall, to the extent not inconsistent with notations made by the Administrative Agent in the Register, be conclusive and binding on each Obligor absent manifest error; provided that the failure of any Lender to make any such notations or any error in such notations shall not limit or otherwise affect any Obligations of any Obligor.

ARTICLE III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1.                               Repayments and Prepayments; Application.  The Borrower agrees that the Loans shall be repaid and prepaid pursuant to the following terms.

SECTION 3.1.1.  Repayments and Prepayments.  The Borrower shall repay in full the unpaid principal amount of each Loan upon the applicable Stated Maturity Date therefor.  Prior thereto, payments and prepayments of the Loans shall or may be made as set forth below.

(a)                          From time to time on any Business Day, the Borrower may make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any

(i)                                     Loans (other than Swing Line Loans); provided that (A) any such prepayment of Revolving Loans shall be made pro rata among the Revolving Loans of the same type and, if applicable, having the same Interest Period of all Lenders that have made such Revolving Loans; (B) all such voluntary prepayments shall require, in the case of Base Rate Loans at least one Business Day’s prior notice (such notice to be delivered before noon on such day), and in the case of LIBO Rate Loans at least three Business Day’s prior notice (such notice to be delivered before noon on such day), and in either case not more than five Business Days’ prior irrevocable notice to the Administrative Agent (which notice may be telephonic so long as such notice is confirmed in writing within 24 hours thereafter and such notice to be delivered before noon on such day); and (C) all such voluntary partial prepayments shall be, in the case of LIBO Rate Loans, in an aggregate minimum amount of $2,000,000 and an integral multiple of $1,000,000 and, in the case of Base Rate Loans, in an aggregate minimum amount of $1,000,000 and an integral multiple of $500,000; and

(ii)                                  Swing Line Loans; provided that (A) all such voluntary prepayments shall require prior telephonic notice to the Swing Line Lender on or before 1:00 p.m. on the day of such prepayment (such notice to be confirmed in writing within 24 hours thereafter); and (B) all such voluntary partial prepayments shall be in an aggregate minimum amount of $250,000 and an integral multiple of $50,000.

Each notice of prepayment sent pursuant to this clause shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid.  Each such notice shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. All prepayments under this clause (other than prepayments of Revolving Loans that are Base Rate Loans that are not made in connection with the termination or permanent reduction of the Revolving Loan Commitment) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(b)                         (i)  On each date when the aggregate outstanding principal amount of all Revolving Loans and Swing Line Loans exceeds the Revolving Loan Commitment Amount (as it may be reduced from time to time pursuant to this Agreement), the Borrower shall make a mandatory prepayment of Revolving Loans or Swing Line Loans (or both).

(ii)                          The Borrower shall also make mandatory repayments in accordance with clause (b) of Section 2.6.

(c)                          Concurrently with the receipt by the Borrower or any of its Subsidiaries of any Net Debt Proceeds, the Borrower shall (or shall cause such Subsidiary to) make a mandatory prepayment of the Loans in an amount equal to 100% of such Net Debt Proceeds, to be applied as set forth in Section 3.1.2.

(d)                         In the event the Borrower or any of its Subsidiaries receives any Net Disposition Proceeds or Net Casualty Proceeds, the Borrower shall (subject to the proviso hereto), within 5 Business Days of such receipt, deliver to the Administrative Agent a calculation of the amount of such Net Disposition Proceeds or Net Casualty Proceeds, and, to the extent the aggregate amount of such proceeds received by the Borrower and their respective Subsidiaries in any Fiscal Year exceeds $1,000,000, the Borrower shall (or shall cause such Subsidiary to) make a mandatory prepayment of the Loans in an amount equal to 100% of such excess; provided that, upon written notice by the Borrower to the Administrative Agent not more than 5 Business Days following receipt of any Net Disposition Proceeds or Net Casualty Proceeds, such proceeds may be retained by the Borrower and its Subsidiaries (and be excluded from the prepayment requirements of this clause) if

(A) the Borrower informs the Administrative Agent in such notice of its good faith intention to apply (or cause one or more of its Subsidiaries to apply) such Net Disposition Proceeds or Net Casualty Proceeds to the acquisition of other assets or properties in the U.S. consistent with the businesses permitted to be conducted pursuant to Section 7.2.1 (including by way of merger or Investment), and (B) within 365 days following the receipt of such Net Disposition Proceeds or Net Casualty Proceeds, such proceeds are applied or committed to such acquisition.  The amount of such Net Disposition Proceeds or Net Casualty Proceeds unused or uncommitted after such 365 day period shall be applied to prepay the Loans as set forth in Section 3.1.2; provided that in the event the Borrower or such Subsidiary has not applied such committed but unused Net Disposition Proceeds or Net Casualty Proceeds for such acquisition within eighteen months following the receipt of such Net Disposition Proceeds or Net Casualty Proceeds, all of such committed but unused Net Disposition Proceeds or Net Casualty Proceeds shall be applied to prepay the Loans as set forth in Section 3.1.2 at the end of such eighteen-month period.  At any time after receipt of any such Net Disposition Proceeds or Net Casualty Proceeds in excess of $2,500,000 during any Fiscal Year (individually or in the aggregate) but prior to the application thereof to a mandatory prepayment or the acquisition of other assets or properties as described above, the Borrower shall deposit (or cause to be deposited) an amount equal to such excess into a cash collateral account (the “Proceeds Account”) maintained with (and subject to documentation reasonably satisfactory to) the Administrative Agent for the benefit of the Secured Parties (and over which the Administrative Agent shall have a first priority perfected Lien that benefits from the priorities established for Priority Payment Lien Obligations under the First Lien Intercreditor Agreement) pending such application as a prepayment or to be released as requested by the Borrower in respect of such acquisition.  Amounts deposited in such cash collateral account shall be invested in Cash Equivalent Investments, as directed by the Borrower.

(e)                          Immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Sections 8.2 or 8.3, the Borrower shall repay all the Loans, unless, pursuant to Section 8.3, only a portion of all the Loans is so accelerated (in which case the portion so accelerated shall be so repaid).

Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4.  In lieu of making any mandatory prepayment pursuant to clauses (c), (d), or (e) of this Section in respect of any LIBO Rate Loan other than on the last day of the Interest Period therefor, so long as no Default shall have occurred and be continuing, the Borrower at its option may deposit with the Administrative Agent an amount equal to the amount of the LIBO Rate Loan to be prepaid and such LIBO Rate Loan shall be repaid on the last day of the Interest Period therefor in the required amount.  Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent (including that the Administrative Agent has been granted a Lien over such deposit that benefits from the priorities established for Priority Payment Lien Obligations under the First Lien Intercreditor Agreement), earning interest at the then-customary rate for accounts of such type.  Such deposit shall cash collateralize the applicable Obligations; provided that (A) the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section, subject to the provisions of Section 4.4 and (B) upon the occurrence of an Event of Default, such amounts on deposit may be applied by the Administrative Agent to prepay the Loans.

SECTION 3.1.2.  Application.  Amounts prepaid pursuant to Section 3.1.1 shall be applied as set forth in this Section.

(a)                          Subject to clause (b) below, each prepayment or repayment of the principal of the Loans shall be applied, to the extent of such prepayment or repayment, first, to the principal amount thereof being maintained as Base Rate Loans, and second, subject to the terms of the last paragraph of Section 3.1.1 and Section 4.4, to the principal amount thereof being maintained as LIBO Rate Loans.

(b)                         Each prepayment of the Loans made pursuant to clauses (c), (d) or (e) of Section 3.1.1 shall be applied to a reduction of the Revolving Loan Commitment Amount in accordance with Section 2.2.1 and clause (b) of Section 2.6 shall simultaneously be complied with.

SECTION 3.2.                               Interest Provisions.  Interest on the outstanding principal amount of the Loans shall accrue and be payable in accordance with the terms set forth below.

SECTION 3.2.1.  Rates.  Pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Borrower may elect that the Loans comprising a Borrowing accrue interest at a rate per annum:

(a)                          on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus the Applicable Margin; provided that all Swing Line Loans shall always accrue interest at a rate per annum equal to the Alternate Base Rate from time to time in effect plus the then effective Applicable Margin for Revolving Loans maintained as Base Rate Loans; and

(b)                         on that portion maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the Applicable Margin, but in no event in excess of the maximum nonusurious interest rate permitted by applicable law.  All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.  Interest on Base Rate Loans shall be calculated from and including the first day of the Borrowing of such Base Rate Loan to (but not including) the date interest is required to be paid on such Base Rate Loan pursuant to Section 3.2.3.

SECTION 3.2.2.  Post-Maturity Rates.  After the date any principal amount of any Loan is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise), or after any other monetary Obligation of the Borrower shall have become due and payable, and such

Obligation shall not have been paid, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to (a) in the case of overdue principal on any Loan, the rate of interest that otherwise would be applicable to such Loan plus 2% per annum; and (b) in the case of overdue interest, fees and other monetary Obligations, the Alternate Base Rate plus 2% per annum, but in no event in excess of the maximum nonusurious interest rate permitted by applicable law.

SECTION 3.2.3.  Payment Dates.  Interest accrued on each Loan shall be payable, without duplication:

(a)                          on the Stated Maturity Date;

(b)                         on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan (other than Swing Line Loans and Base Rate Loans) on the principal amount so paid or prepaid;

(c)                          with respect to Base Rate Loans (including Swing Line Loans), on each Quarterly Payment Date occurring after the Closing Date;

(d)                         with respect to LIBO Rate Loans, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on each Quarterly Payment Date occurring after the first day of such Interest Period); and

(e)                          on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Sections 8.2 or 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

SECTION 3.3.                               Fees.  The Borrower agrees to pay the fees in the amounts and on the dates set forth in each Fee Letter.  All such fees shall be non refundable.

ARTICLE IV
CERTAIN LIBO RATE AND OTHER PROVISIONS

SECTION 4.1.                               LIBO Rate Lending Unlawful.  If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert any Loan into, a LIBO Rate Loan, the obligations of such Lender to make, continue or convert any such LIBO Rate Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding LIBO Rate Loans payable to such Lender shall automatically convert into Base Rate

Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

SECTION 4.2.                               Deposits Unavailable.  If the Administrative Agent shall have determined that

(a)                          Dollar deposits in the relevant amount and for the relevant Interest Period are not available to it in its relevant market;

(b)                         by reason of circumstances affecting its relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans; or

(c)                          the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan or in connection with a LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan;

then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders under Sections 2.3 and 2.4 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 4.3.                               Increased LIBO Rate Loan Costs, etc.  The Borrower agrees to reimburse each Lender for any increase in the cost to such Lender of, or any reduction in the amount of any sum receivable by such Person in respect of, such Person’s Commitments and the making of Credit Extensions hereunder (including the making, continuing or maintaining (or of its obligation to make or continue) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO Rate Loans) that arise in connection with any change in, or the introduction, adoption, effectiveness, change in interpretation, reinterpretation or phase in after the Closing Date of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority, except for such changes with respect to increased capital costs and Taxes which are governed by Sections 4.5 and 4.6, respectively.  Each affected Lender shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate such Person for such increased cost or reduced amount.  Such additional amounts shall be payable by the Borrower directly to such Lender within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.  Notwithstanding the foregoing, no Lender shall be entitled to compensation under this Section for any costs incurred or reductions suffered with respect to any date that it has such costs unless it shall have notified the Borrower that it will demand compensation for such costs not more than 180 days after the date on which it shall have become aware of such costs.

SECTION 4.4.                               Funding Losses.  In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make or continue any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan) as a result of

(a)                          any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Article III or otherwise;

(b)                         any Loans not being made as LIBO Rate Loans in accordance with the Borrowing Request therefor; or

(c)                          any Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/Conversion Notice therefor;

then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense.  Such written notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

SECTION 4.5.                               Increased Capital Costs.  If, after the Closing Date, any change in, or the introduction, adoption, effectiveness, change in interpretation, reinterpretation or phase in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority affects or would increase the amount of capital required or expected to be maintained by any Credit Party or any Person controlling such Credit Party, and such Credit Party determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of the Commitments or the Credit Extensions made by such Credit Party is reduced to a level below that which such Credit Party or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon prompt notice from time to time by such Credit Party to the Borrower, the Borrower shall within five days following receipt of such notice pay directly to such Credit Party additional amounts sufficient to compensate such Credit Party or such controlling Person for such reduction in rate of return.  A statement of such Credit Party as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Borrower.  In determining such amount, such Credit Party may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.  Notwithstanding the foregoing, no Credit Party shall be entitled to compensation under this Section for any additional amounts with respect to any date unless it shall have notified the Borrower that it will demand compensation hereunder not more than 180 days after the date on which it shall have become aware of such increased costs.

SECTION 4.6.                               Taxes.  The Obligors covenant and agree as follows with respect to Taxes.

(a)                          Any and all payments by any Obligor under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, unless required by law (as determined by the applicable withholding agent).  In the event that any Indemnified Taxes or Other Taxes are imposed and required to be deducted or withheld from any payment under any Loan Document, then:

(i)                                     the amount of such payment shall be increased by the applicable Obligor as may be necessary so that such payment is made, after withholding or deduction for or on account of such Taxes (including any such Taxes attributable to the payments under this Section 4.6), in an amount that is not less than the amount provided for in such Loan Document; and

(ii)                                  the applicable withholding agent shall withhold the full amount of such Taxes from such payment (including any such Taxes attributable to the payments under this Section 4.6) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with applicable law.

(b)                         In addition, the Borrower shall pay all Other Taxes imposed (without duplication if any other Taxes are paid under Section 4.6(a)) to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law.

(c)                          As promptly as practicable after the payment of Indemnified Taxes or Other Taxes by an Obligor, and in any event within 45 days of any such payment being made, the relevant Obligor shall furnish to the Administrative Agent a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Indemnified Taxes or Other Taxes.  The Administrative Agent shall make copies thereof available to any relevant Credit Party upon request therefor.

(d)                         Subject to clause (f) below, the Borrower shall indemnify and hold harmless each Credit Party for any Indemnified Taxes and Other Taxes (including any such Taxes attributable to the payments under this Section 4.6), levied, imposed or assessed on (and whether or not paid directly by) such Credit Party whether or not such Indemnified Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority. Promptly upon having knowledge that any such Indemnified Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice thereof by any Credit Party (which notice shall, in the absence of manifest error, be conclusive and binding on the Borrower), the Borrower shall pay such Indemnified Taxes or Other Taxes directly to the relevant Governmental Authority, provided that the Borrower shall not be obligated to so indemnify each Credit Party in respect of interest or penalties attributable to any Indemnified Taxes or Other Taxes:  (i) to the extent that such interest or penalties resulted solely from the failure of the Administrative Agent or such other Credit Party as applicable, to notify the Borrower of the imposition of such Indemnified Taxes or Other Taxes within 120 days after the Administrative Agent or such other Credit Party (as the case may be) actually received written notice of such imposition from the applicable taxing authority or (ii) such interest or penalties resulted solely from the gross negligence or willful misconduct of the Administrative Agent or such Credit Party.  With respect to indemnification for Indemnified Taxes and Other Taxes actually paid by any Credit Party or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date such Credit Party makes written demand therefor.  The Borrower acknowledges that any payment made to any Credit Party or to any Governmental Authority in respect of the indemnification obligations of the Borrower provided in this clause shall constitute a payment in respect of which the provisions of clause (a) and this clause shall apply.

(e)                          (i) Any Credit Party (which, for purposes of this clause (e) of Section 4.6, shall exclude the Administrative Agent in its capacity as the Administrative Agent) that is entitled to an exemption from or reduction of withholding Tax (including backup withholding Tax) under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to any payment under this Agreement shall deliver to the Borrower and the Administrative Agent at any time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation as may be prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent to permit such payments to be made without such withholding Tax or at a reduced rate; provided, that no Credit Party shall have any obligation under this paragraph (e) with respect to any withholding Tax imposed by any jurisdiction other than the U.S. federal government if in the reasonable judgment of such Credit Party such compliance would subject such Credit Party to any material unreimbursed cost or expense or would otherwise be disadvantageous to such Credit Party in any material respect.

(ii) Without limiting the generality of the foregoing, any Non-U.S. Credit Party shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Credit Party becomes a Credit Party under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Non-U.S. Credit Party is legally eligible to do so), whichever of the following is applicable:

(I)                                    duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)                                duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(III)                            in the case of a Non-U.S. Credit Party claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate,

in substantially the form of Exhibit F-1, or any other form approved by the Administrative Agent, to the effect that such Non-U.S. Credit Party is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Non-U.S. Credit Party’s conduct of a U.S. trade or business and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(IV)                            to the extent a Non-U.S. Credit Party is not the beneficial owner (for example, where the Non-U.S. Credit Party is a partnership, or a participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, a certificate in substantially the form of Exhibit F-2, Exhibit F-3 or Exhibit F-4, as applicable, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Non-U.S. Credit Party is a partnership (and not a participating Lender) and one or more partners of such Non-U.S. Credit Party are claiming the portfolio interest exemption, such Non-U.S. Credit Party shall provide a certificate, in substantially the form of Exhibit F-3, on behalf of such beneficial owner(s) (in lieu of requiring each beneficial owner to provide such certificate); and

(V)                                any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the applicable Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Non-U.S. Credit Party shall, from time to time after the initial delivery by such Non-U.S. Credit Party of the forms described above, whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate, promptly (1) deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Non-U.S. Credit Party, together with any other certificate or statement of exemption required in order to confirm or establish such Non-U.S. Credit Party’s status or that such Non-U.S. Credit Party is entitled to an exemption from or reduction in any applicable withholding tax or (2) notify Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence.

(iv) Any Credit Party that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Credit Party becomes a Credit Party under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of the Borrower or the Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9 certifying that it is not subject to U.S. federal backup withholding.

(f)                            If and to the extent that any Credit Party determines (in good faith) that it has actually realized a refund of a Tax in respect to which an Obligor paid any additional amounts to such Credit Party pursuant to clause (a)(i) or clause (d) above, such Credit Party shall, to the extent such Credit Party determines in good faith that such Credit Party may do so without prejudice to the retention of such refund and without any other adverse Tax consequences to such Credit Party, pay to the Obligor an amount it determines to be the proportion of the refund as will leave it, after such payment, in no better or worse financial position than had the Tax giving rise to the additional amounts not been imposed and had the additional amounts giving rise to such refund never been paid in the first place.  If any refund resulting in a payment by a Credit Party to the Obligor under this clause is ultimately disallowed (in whole or in part, and including, as a result of a settlement with an applicable Governmental Authority), the Obligor shall, within ten days after receiving written notice from such Credit Party, return to such Credit Party the portion of the payment previously made to the Obligor by such Credit Party (plus interest for the relevant period(s) at the applicable rate(s)) as such Credit Party shall determine (in such Credit Party’s sole discretion exercised in good faith) to be due and owning in accordance with this clause. This Section shall not be construed to require any Credit Party to make available its Tax Returns (or any other information relating to its Taxes which it deems confidential) to an Obligor or any other person.

SECTION 4.7.                               Payments, Computations, etc.

(a)                                  Unless otherwise expressly provided in a Loan Document, all payments by the Borrower pursuant to each Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Credit Parties entitled to receive such payment.  All payments shall be made without setoff, deduction or counterclaim not later than noon on the date due in same day or immediately available funds to such account as the Administrative Agent shall specify from time to time by notice to the Borrower.  Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day.  The Administrative Agent shall promptly remit in same day funds to each Credit Party its share, if any, of such payments received by the Administrative Agent for the account of such Credit Party.  All interest (including interest on LIBO Rate Loans) and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan (calculated at other than the Federal Funds Rate), 365 days or, if appropriate, 366 days).  Except as otherwise provided herein, payments due on a day other than a Business Day shall (except as otherwise required by clause (b) of the definition of “Interest Period”) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

(b)                                 Except as otherwise expressly set forth therein, all payments made under any Loan Document shall be applied upon receipt (i) first, to the payment of all Obligations (other than Loans or interest thereon) owing to the Administrative Agent, in its capacity as the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent), (ii) second, after payment in full in cash of the amounts specified in clause (b)(i), to the ratable payment of all interest and fees owing and due and payable with respect to the Credit Extensions and all costs and expenses owing to the Secured Parties pursuant to the terms of this Agreement, until paid in full in cash, (iii) third, after payment in full in cash of the amounts specified in clauses (b)(i) and (b)(ii), to the ratable payment of the principal amount of the Loans then outstanding and due and payable, and, if such payment resulted from the proceeds of collateral (or a payment under a Guaranty), to amounts owing to Secured Parties under Cash Management Obligations then due and payable, (iv) fourth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iii), to the ratable payment of all other Obligations owing to the Secured Parties and due and payable, and (v) fifth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iv), to each applicable Obligor or any other Person lawfully entitled to receive such surplus pursuant to an order of a Governmental Authority.

SECTION 4.8.                               Sharing of Payments.  If any Credit Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Credit Extension (other than pursuant to the terms of Sections 4.3, 4.4, 4.5 or 4.6) in excess of its pro rata share of payments obtained by all Credit Parties, such Credit Party shall purchase from the other Credit Parties such participations in Credit Extensions made by them as shall be necessary to cause such purchasing Credit Party to share the excess payment or other recovery ratably (to the extent such other Credit Parties were entitled to receive a portion of such payment or recovery) with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Credit Party, the purchase shall be rescinded and each Credit Party which has sold a participation to the purchasing Credit Party shall repay to the purchasing Credit Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Credit Party’s ratable share (according to the proportion of (a) the amount of such selling Credit Party’s required repayment to the purchasing Credit Party to (b) total amount so recovered from the purchasing Credit Party) of any interest or other amount paid or payable by the purchasing Credit Party in respect of the total amount so recovered; provided that for the avoidance of doubt, it is understood that Credit Extension shall not include any obligations secured by Liens granted pursuant to clause (e) or (g) of Section 7.2.3 or any Cash Management Obligations or Hedging Obligations permitted by clause (i) of Section 7.2.2.  The Borrower agrees that any Credit Party purchasing a participation from another Credit Party pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Credit Party were the direct creditor of the Borrower in the amount of such participation.  If under any applicable bankruptcy, insolvency or other similar law any Credit Party receives a secured claim in lieu of a setoff to which this Section applies, such Credit Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Credit Parties entitled under this Section to share in the benefits of any recovery on such secured claim.

SECTION 4.9.                               Setoff.  Each Credit Party may, upon the occurrence and during the continuance of any Event of Default described in clauses (a) through (d) of Section 8.1.9 or, with the consent of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to each Secured Party a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Secured Party (excluding deposits held by the Borrower as a fiduciary for others); provided that any such appropriation and application shall be subject to the provisions of Section 4.8.  Each Credit Party agrees promptly to notify the Borrower and the Administrative Agent after any such appropriation and application made by such Credit Party; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of each Credit Party under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Credit Party may have.

SECTION 4.10.                         Replacement of Lenders.  If any Lender (an “Affected Lender”) (a) fails to vote in favor of a modification to this Agreement that is otherwise approved by the requisite number of Lenders (which, in the case of a modification requiring the consent of all Lenders or all Lenders of a particular class, means all Lenders or all Lenders of such class, as applicable, other than such non-consenting Lender), (b) makes a demand upon the Borrower for (or if the Borrower is otherwise required to pay) amounts pursuant to Section 4.3, 4.5 or 4.6 (and the payment of such amounts are, and are likely to continue to be, more onerous in the reasonable judgment of the Borrower than with respect to the other Lenders) or (c) gives notice pursuant to Section 4.1 requiring a conversion of such Affected Lender’s LIBO Rate Loans to Base Rate Loans or suspending such Lender’s obligation to make Loans as, or to convert Loans into, LIBO Rate Loans (unless such Lender, when taken together with all other Lenders giving such notices at substantially the same time, constitute the Required Lenders), the Borrower may, within 30 days of the failure to consent or receipt by the Borrower of such demand or notice, as the case may be, give notice (a “Replacement Notice”) in writing to the Administrative Agent and such Affected Lender of its intention to replace such Affected Lender with a financial institution or other Person (a “Substitute Lender”) designated in such Replacement Notice; provided that no Replacement Notice may be given by the Borrower if (i) such replacement conflicts with any applicable law or regulation, (ii) any Event of Default shall have occurred and be continuing at the time of such replacement, (iii) such Lender consents to such modification, or, if applicable, (iv) prior to any such replacement, such Lender shall have taken any necessary action under Section 4.5 or 4.6 (if applicable) so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.5 or 4.6.  If the Administrative Agent shall, in the exercise of its reasonable discretion and within 30 days of its receipt of such Replacement Notice, notify the Borrower and such Affected Lender in writing that the Substitute Lender is satisfactory to the Administrative Agent (such consent not to be unreasonably withheld and not being required where the Substitute Lender is already a Lender or an Affiliate of a Lender), then such Affected Lender shall, subject to the payment of any amounts due pursuant to Section 4.4, assign, in accordance with Section 10.11, all of its Commitments, Loans, Notes (if any) and other rights and obligations under this Agreement and all other Loan Documents to such Substitute Lender; provided that (i) such assignment shall be made pursuant to a Lender Assignment Agreement, (ii) the purchase price paid by such Substitute Lender shall be in the amount of such Affected Lender’s Loans, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (including the amounts demanded and unreimbursed under Sections 4.3, 4.5 and 4.6), owing to such Affected Lender hereunder and (iii) the Borrower shall pay to the Affected Lender and the Administrative Agent all reasonable out-of-pocket expenses incurred by the Affected Lender and the Administrative Agent in connection with such assignment and assumption (including the processing fees described in Section 10.11).  Upon the effective date of an assignment described above, the Substitute Lender shall become a “Lender” for all purposes under the Loan Documents.

SECTION 4.11.                         Mitigation of Claims.  Each Lender agrees that if it makes any demand for payment under Section 4.3, 4.4, 4.5, or 4.6, or if any adoption or change of the type described in Section 4.1 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office (at the Borrower’s cost) if the making of such a designation would reduce or obviate the need for the Borrower to make payments under Section 4.3, 4.4, 4.5, or 4.6, or would eliminate or reduce the effect of any adoption or change described in Section 4.1.

ARTICLE V
CONDITIONS TO EFFECTIVENESS

SECTION 5.1.                               Initial Credit Extension.  The effectiveness of this Agreement and the obligations of the Lenders hereunder shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Article.

SECTION 5.1.1.  Resolutions, etc.  The Administrative Agent shall have received from each Obligor, as applicable, (i) a copy of a good standing certificate (to the extent applicable), dated a date reasonably close to the Closing Date, for each such Person and (ii) a certificate, dated the Closing Date duly executed and delivered by such Person’s Secretary or Assistant Secretary, managing member or general partner, as applicable, as to

(a)                          resolutions of each such Person’s Board of Directors (or other managing body, in the case of an entity other than a corporation) then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by such Person and the transactions contemplated hereby and thereby;

(b)                         the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person; and

(c)                          the full force and validity of each Organic Document of such Person and copies thereof;

upon which certificates each Credit Party may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary, managing member or general partner, as applicable, of any such Person canceling or amending the prior certificate of such Person.

SECTION 5.1.2.  Closing Date Certificate.  The Administrative Agent shall have received the Closing Date Certificate, dated the Closing Date and duly executed and delivered by an Authorized Officer of the Borrower, in which certificate the Borrower shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of the Borrower as of such date, and, at the time each such certificate is delivered, such statements shall in fact be true and correct.  All documents and agreements required to be appended to the Closing Date Certificate shall be in form and substance satisfactory to the Administrative Agent.

SECTION 5.1.3.  Delivery of Notes.  The Administrative Agent shall have received, for the account of each Lender that has requested a Note, such Lender’s Notes duly executed and delivered by an Authorized Officer of the Borrower.

SECTION 5.1.4.  Solvency, etc.  The Administrative Agent shall have received a solvency certificate, in substantially the form of Exhibit K, duly executed and delivered by the chief financial or accounting Authorized Officer of the Borrower, dated as of the Closing Date.

SECTION 5.1.5.  Closing Documents.  The Administrative Agent shall have received the following:

(a)                                  opinions, dated the Closing Date and addressed to the Administrative Agent and all Lenders, from (i) DLA Piper LLP (US), New York counsel to the Obligors and (ii) Brownstein Hyatt Farber Schreck, LLP, Nevada counsel to the Borrower, each in form and substance reasonably satisfactory to the Administrative Agent;

(b)                                 the Ratification executed and delivered by each of the parties thereto;

(c)                                  copies of Uniform Commercial Code, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Obligor as debtor and that are filed in those state and county jurisdictions in which any Obligor is organized or maintains its principal place of business and such searches or reports shall reveal no Liens on any of the Collateral except for Liens permitted by Section 7.2.3; and

(d)                                 all certificates, agreements or instruments representing or evidencing the Collateral consisting of securities or instruments accompanied by instruments of transfer and stock powers undated and endorsed in blank have been delivered to the Administrative Agent.

SECTION 5.1.6.  Fees, Expenses, etc.  Each party to each Fee Letter shall have received for its own account, or for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Section 3.3 and, if then invoiced, Section 10.3.

SECTION 5.1.7.  Other Indebtedness.  After giving effect to the Transaction, Parent and its Subsidiaries shall have no outstanding Indebtedness other than (i) up to $15,000,000 of letters of credit incurred pursuant to clause (g) of Section 7.2.2 (plus letters of credit that have been fully collateralized by a letter of credit referred to in such clause (g)), (ii) up to $465,500,000 in aggregate principal amount of New Notes and Existing Parent Notes and (iii) the Indebtedness identified in Item 7.2.2(c) of the Disclosure Schedule.

SECTION 5.1.8.  Balance Sheet Cash.  After giving effect to the Transactions and all payments to be made in connection therewith, Borrower shall have on its balance sheet at least $20,000,000 in cash.

SECTION 5.1.9.  Consents.  The Lenders shall be satisfied that all requisite Governmental Authorities, third parties and shareholders shall have approved or consented to the Transactions, and there shall be no governmental or judicial action, actual or threatened, that has or would have, singly or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transaction or the other transactions contemplated hereby.

SECTION 5.1.10.  Litigation.  There shall be no litigation, public or private, or administrative proceedings, governmental investigation or other legal or regulatory developments, actual or threatened, that, singly or in the aggregate, could materially and adversely affect the ability of the parties to consummate the financings contemplated hereby or the other Transactions.

SECTION 5.1.11.  No Material Adverse Effect.  Since December 31, 2009, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect.

SECTION 5.2.                                   All Credit Extensions.  The obligation of each Lender to make any Credit Extension shall be subject to the satisfaction of each of the conditions precedent set forth below.

SECTION 5.2.1.  Compliance with Warranties, No Default, etc.  Both before and after giving effect to any Credit Extension the following statements shall be true and correct:

(a)                          the representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(b)                         no Default shall have then occurred and be continuing.

SECTION 5.2.2.  Credit Extension Request, etc.  Subject to Section 2.3.2, the Administrative Agent shall have received a Borrowing Request if Loans are being requested.  Each of the delivery of a Borrowing Request and the acceptance by the Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct in all material respects.

SECTION 5.2.3.  Satisfactory Legal Form.  All documents executed or submitted pursuant hereto by or on behalf of any Obligor shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel, and the Administrative Agent and its counsel shall have received all information, approvals, documents or instruments as the Administrative Agent or its counsel may reasonably request in connection with such Credit Extension.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

In order to induce each Credit Party to enter into this Agreement and to make Credit Extensions hereunder, the Borrower represents and warrants to each Credit Party on the Closing Date, on each other date required pursuant to the terms of any Loan Document as set forth in this Article and on the date of any Credit Extension (except to the extent expressly relating only to an earlier date, then as of such earlier date):

SECTION 6.1.                                   Organization, etc.  Each Obligor is validly organized and existing and in good standing (to the extent applicable) under the laws of the state or jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Loan Document to which it is a party, to own and hold under lease its property and to conduct its business substantially as currently conducted by it, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.2.                                   Due Authorization, Non-Contravention, etc.  The execution, delivery and performance by each Obligor of each Loan Document executed or to be executed by it, each Obligor’s participation in the consummation of all aspects of the Transaction, and the execution, delivery and performance by the Borrower or (if applicable) any Obligor of the agreements executed and delivered by it in connection with the Transaction are in each case within such Person’s powers, have been duly authorized by all necessary action, and do not

(a)                          contravene any (i) Obligor’s Organic Documents, (ii) court decree or order binding on or affecting any Obligor or (iii) law or governmental regulation binding on or affecting any Obligor; or

(b)                         result in (i) or require the creation or imposition of, any Lien on any Obligor’s properties (except as permitted by this Agreement) or (ii) a default under any material contractual restriction binding on or affecting any Obligor.

SECTION 6.3.                               Government Approval, Regulation, etc.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority (other than those that have been, or on the Closing Date will be, duly obtained or made and which are, or on the Closing Date will be, in full force and effect) is required for the consummation of the Transaction or the due execution, delivery or performance by any Obligor of any Loan Document to which it is a party.  Neither the Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 6.4.                               Validity, etc.  Each Loan Document that constitutes a contract to which any Obligor is a party, assuming due authorization, execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

SECTION 6.5.                               Financial Information.  The financial statements of Parent and its respective Subsidiaries furnished to the Administrative Agent and each Lender pursuant to clause (a) of Section 7.1.1 have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.  All balance sheets, all statements of income and of cash flow and all other financial information of Parent and its Subsidiaries and/or the Borrower and its Subsidiaries, as applicable, furnished pursuant to Section 7.1.1 have been and will for periods following the Closing Date be prepared in accordance with GAAP consistently applied and do or will present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

SECTION 6.6.                               No Material Adverse Effect; Solvency.  Since December 31, 2009, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect.  Each of the Borrower and each Subsidiary Guarantor, both before and after giving effect to each Credit Extension, is Solvent.

SECTION 6.7.                               Litigation, Labor Controversies, etc.  There is no pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened litigation, action, proceeding or labor controversy

(a)                          except as disclosed in Item 6.7 of the Disclosure Schedule, affecting the Borrower, any of its Subsidiaries or any other Obligor, or any of their respective properties, businesses, assets or revenues, which could reasonably be expected to have a Material Adverse Effect, and no materially adverse development has occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed in Item 6.7 of the Disclosure Schedule; or

(b)                         which purports to affect the legality, validity or enforceability of any Loan Document or the Transaction.

SECTION 6.8.                               Subsidiaries.  The Borrower has no Subsidiaries, except those Subsidiaries which are identified in Item 6.8 of the Disclosure Schedule, or which are permitted to have been organized or acquired in accordance with Sections 7.2.5 or 7.2.9.

SECTION 6.9.                               Ownership of Properties.  The Borrower and each of its Subsidiaries owns (i) in the case of owned real property, good and indefeasible fee title to, free and clear of all Liens except for (x) Liens permitted pursuant to Section 7.2.3 and/or (y) where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (ii) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its properties and assets, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens, except for (x) Liens permitted pursuant to Section 7.2.3 and/or (y) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.  The real property listed in Item 6.9(a) of the Disclosure Schedule constitutes, as of the Closing Date, all of the real property owned or leased by the Borrower and each of its Subsidiaries as of the Closing Date.

SECTION 6.10.                         Taxes.  The Borrower and each of its Subsidiaries has (i) filed all material Tax Returns and reports required by law to have been filed by it and all such Tax Returns and reports are true, correct and complete in all material respects and (ii) has paid all material Taxes thereby shown to be due and owing (including in its capacity as a withholding agent), except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the books of the Borrower or the applicable Subsidiary.

SECTION 6.11.                         Pension and Welfare Plans.  During the twelve-consecutive-month period prior to the Closing Date and prior to the date of any Credit Extension hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA on the assets of the Borrower or any of its Subsidiaries.  No condition exists or event or transaction has occurred with respect to any Pension Plan which could reasonably be expected to result in the incurrence by the Borrower or any member of the Controlled Group of any material liability, fine or penalty that would have a Material Adverse Effect.

SECTION 6.12.                         Environmental Warranties.  Except as set forth in Item 6.12 of the Disclosure Schedule:

(a)                          the Borrower and each of its Subsidiaries are, and for the past three years have been, in compliance with all Environmental Laws except such noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(b)                         there are no pending or, to the knowledge of the Borrower, threatened (i) claims, complaints, notices or requests for information received by the Borrower or any of its Subsidiaries with respect to any alleged violation of any Environmental Law, or (ii) complaints, notices or inquiries to the Borrower or any of its Subsidiaries with respect to potential liability under any Environmental Law, in each case, that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c)                          there have been no Releases of Hazardous Materials at, on, from or under any property now or, to the knowledge of the Borrower, previously owned, operated or leased by the Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(d)                         the Borrower and its Subsidiaries have been issued and are in compliance with all permits, certificates, approvals, licenses and other authorizations under Environmental Laws that are necessary to own or operate their properties and facilities, and for their businesses as currently conducted, in each case, except that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(e)                          other than properties identified as “no further remedial action planned” or as having similar status, no property now or, to the knowledge of the Borrower, previously owned, operated or leased by the Borrower or any of its Subsidiaries is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar published, final state list of sites requiring investigation or clean-up, in each case, that could individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(f)                            there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or, to the knowledge of the Borrower, previously owned, operated, used or leased by the Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(g)                         to the knowledge of the Borrower, neither the Borrower nor any Subsidiary has disposed of, whether directly or indirectly, any Hazardous Material in a manner which could reasonably be expected to lead to claims against the Borrower or such Subsidiary for any investigation or cleanup work, damage to natural resources or personal injury, or any other liability under Environmental Laws, including claims under CERCLA, that could reasonably be expected to have a Material Adverse Effect;

(h)                         there are no polychlorinated biphenyls, hexavalent chromium or asbestos present at any property now or, to the knowledge of the Borrower, previously owned, operated or leased by the Borrower or any Subsidiary that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

(i)                             no conditions exist at, on or under any property now or, to the knowledge of the Borrower, previously owned, operated or leased by the Borrower, any of its Subsidiaries or any predecessor thereof that, with or without the passage of time, or the giving of notice or both, could reasonably be expected to give rise to liability under any Environmental Law of the Borrower or any of its Subsidiaries, in each case, that could reasonably be expected to have a Material Adverse Effect.

SECTION 6.13.                         Accuracy of Information.  None of the factual information (excluding projections) heretofore or contemporaneously furnished in writing to any Credit Party by or on behalf of any Obligor in connection with any Loan Document or any transaction contemplated hereby (including the Transaction) contains any untrue statement of a material fact, or omits to state any material fact necessary to make any information therein, under the circumstances under which it is made, not misleading, and no factual information (excluding projections) hereafter furnished in connection with any Loan Document by or on behalf of any Obligor to any Credit Party will contain any untrue statement of a material fact or will omit to state any material fact necessary to make any information not misleading on the date as of which such information is dated or certified.  All projections that have been or will be made available to any Credit Party by the Borrower have been or will be prepared in good faith based upon reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies beyond the Borrower’s control).

SECTION 6.14.                         Regulations T, U and X.  No Obligor is engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no proceeds of any Credit Extension will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulations T, U or X.  Terms for which meanings are provided in F.R.S. Board Regulations T, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

SECTION 6.15.                         Absence of Any Undisclosed Liabilities.  There are no material liabilities of any Obligor of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than those liabilities provided for or disclosed in the most recently delivered financial statements or those liabilities that have been disclosed to the Administrative Agent or are otherwise not prohibited from being incurred hereunder.

SECTION 6.16.                         Mortgages.  Each Mortgage is effective to create, in favor of the Administrative Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable first priority Liens on, and security interests in, all of the respective Obligor’s right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to the Liens set forth in Section 7.2.3 or other Liens acceptable to the Administrative Agent, and when the Mortgages are filed in the offices specified on Schedule 6 to the perfection certificate dated the Closing Date (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Section 7.1.8, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Section 7.1.8), the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the respective Obligor in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens permitted hereunder.

SECTION 6.17.               Amounts of Other Debt.  As of the Closing Date, there are outstanding (x) $300,000,000 in aggregate principal amount of First Lien Notes, (y) $139,407,000 in aggregate principal amount of Second Lien Notes and (z) $11,736,000 in aggregate principal amount of Existing Parent Notes.

ARTICLE VII
COVENANTS

SECTION 7.1.                 Affirmative Covenants.  The Borrower agrees with each Credit Party that on and after the Closing Date until the Termination Date has occurred, the Borrower will, and will cause its Subsidiaries to, perform or cause to be performed the obligations set forth below.

SECTION 7.1.1.  Financial Information, Reports, Notices, etc.  The Borrower will furnish the Administrative Agent (which will distribute to each Lender) copies of the following financial statements, reports, notices and information:

(a)         as soon as available and in any event within the earlier of (x) 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year and (y) if Parent or the Borrower is a public reporting company at such time, such earlier date as the SEC requires the filing of such information (or if Parent or the Borrower is required to file such information on a Form 10-Q with the SEC, promptly following such filing), an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income and cash flow of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including, in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year, in each case, certified as in accordance with GAAP consistently applied (subject to normal year-end audit adjustments and the omission of footnotes for the monthly financial statements) presenting fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the date thereof and the results of their operations for the periods then ended by the chief financial or accounting Authorized Officer of the Borrower (collectively, the “Unaudited Quarterly Financial Statements”); provided that in the event Parent files quarterly financial statements with the SEC, the Borrower may elect to deliver consolidated unaudited quarterly financial statements for Parent and its Subsidiaries in lieu of Unaudited Quarterly Financial Statements for the Borrower so long as such financial statements are accompanied by a consolidating schedule thereto for the Borrower and its Subsidiaries delivered to the Administrative Agent together therewith;

(b)        as soon as available and in any event within the earlier of (x) 90 days after the end of each Fiscal Year and (y) if Parent or the Borrower is a public reporting company at such time, such earlier date as the SEC requires the filing of such information (or if Parent or the Borrower is required to file such information on a Form 10-K with the SEC, promptly following such filing), a copy of the consolidated balance sheet of the Borrower and its Subsidiaries, and the related consolidated statements of income and cash flow of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by nationally recognized independent public accountants (collectively, the “Audited Financial Statements”); provided that in the event Parent is required or desires to file audited financial statements with the SEC, the Borrower may elect to deliver consolidated audited financial statements for Parent and its Subsidiaries in lieu of Audited Financial Statements for the Borrower so long as such financial statements are accompanied by a consolidating schedule for the Borrower and its Subsidiaries (which shall not be required to be audited) thereto delivered to the Administrative Agent together therewith;

(c)         concurrently with the delivery of the financial information pursuant to clauses (a) and (b) for each Fiscal Quarter ending after the Closing Date, a Compliance Certificate, executed by the chief financial or accounting Authorized Officer of the Borrower, showing (i) compliance with the financial covenants set forth in Section 7.2.4 for the period of four consecutive Fiscal Quarters then ended (or such shorter period as has elapsed since the Closing Date), (ii) the aggregate amount of acquisitions, including any Permitted Acquisitions, financed with the proceeds of Indebtedness permitted hereunder and identifying the clause of Section 7.2.2 that such Indebtedness is permitted under, and whether or not such Indebtedness constitutes Revolving Loans, (iii) reasonably detailed calculations demonstrating compliance with Sections 7.2.2, 7.2.5, 7.2.6, 7.2.10 and 7.2.16, (iv) the amount of Restricted Payments, if any, that the Borrower intends to pay to Parent pursuant to clause (f) of Section 7.2.6 on the immediately succeeding date on which Parent’s dividend policy provides for the payment of a dividend (it being understood that the amount actually paid may differ from such amount reported), and (v) stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that the Borrower or an Obligor has taken or proposes to take with respect thereto);

(d)        as soon as possible and in any event within five days after the Borrower or any other Obligor obtains knowledge of the occurrence of a Default, a statement of an Authorized Officer of the Borrower setting forth details of such Default and the action which the Borrower or such Obligor has taken and proposes to take with respect thereto;

(e)         as soon as possible and in any event within five days after the Borrower or any other Obligor obtains knowledge of (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Item 6.7 of the Disclosure Schedule, (ii) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 6.7, or (iii) any event that could reasonably be expected to have a Material Adverse Effect, notice thereof and, to the extent the Administrative Agent reasonably requests, copies of all documentation relating thereto;

(f)         promptly after the sending or filing thereof, copies of all reports, notices, prospectuses and registration statements which any Obligor files with the SEC or any national securities exchange;

(g)        promptly upon becoming aware of (i) the institution of any steps by any Person to terminate any Pension Plan, (ii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA on the assets of the Borrower or any of its Subsidiaries, (iii) the taking of any action with respect to a Pension Plan which could reasonably be expected to result in the requirement that any Obligor furnish a bond or other security to the PBGC or such Pension Plan, or (iv) the occurrence of any event with respect to any Pension Plan which could reasonably be expected to result in the incurrence by any Obligor of any material liability, fine or penalty, notice thereof and copies of all documentation relating thereto;

(h)        promptly upon receipt thereof, copies of all “management letters” submitted to the Borrower or any other Obligor by the independent public accountants referred to in clause (b) in connection with each audit made by such accountants;

(i)          as soon as possible and in any event within five days after receipt thereof by any Obligor or any Subsidiary thereof, copies of all default notices and fully executed amendments, waivers and other modifications received under or pursuant to any documentation governing any of the New Notes or any Pari Passu Lien Indebtedness (or any Refinancing Indebtedness in respect of the New Notes and Pari Passu Lien Indebtedness);

(j)          such other financial and other information as any Lender through the Administrative Agent may from time to time reasonably request (including information and reports in such detail as the Administrative Agent may reasonably request with respect to the terms of and information provided pursuant to the Compliance Certificate); and

(k)         prior to incurring any Hedging Obligations, Borrower shall notify Administrative Agent of such proposed incurrence, which such notice shall contain the face amount of such proposed Hedging Obligations and any other terms as reasonably requested by the Administrative Agent.

SECTION 7.1.2.  Maintenance of Existence; Compliance with Laws, etc.  The Borrower will, and will cause each of its Subsidiaries to, preserve and maintain its legal existence (except as otherwise permitted by Section 7.2.9), and comply in all material respects with (i) the terms of (and shall perform or cause the applicable Subsidiary to perform) its obligations under all material agreements to which it is a party, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and (ii) all applicable laws, rules, regulations and orders, including the payment (before the same become delinquent), of all Taxes, imposed upon the Borrower or each of Subsidiaries or upon their property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of the Borrower or such Subsidiary, as applicable, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 7.1.3.  Maintenance of Properties.  The Borrower will, and will cause each of its Subsidiaries to, pay and perform its obligations under all material leases, maintain, preserve, protect and keep its and their respective Mortgaged Properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by the Borrower and its Subsidiaries may be conducted at all times, unless the failure to do so would not give rise to material liabilities under Environmental Laws or the reasonable likelihood of harm to the public, or the Borrower or such Subsidiary determines in good faith that the continued maintenance and/or preservation of such property is no longer economically desirable, necessary or useful to the business of the Borrower or any of its Subsidiaries or the Disposition of such property is otherwise permitted by Section 7.2.9 or 7.2.10, or would not reasonably be expected to result in a Material Adverse Effect.

SECTION 7.1.4.  Insurance.  The Borrower will, and will cause each of its Subsidiaries to maintain:

(a)         insurance on its Mortgaged Properties with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks (including fire and other risks insured against by extended coverage) as are typically insured against in the same general area of such property, by Persons of comparable size engaged in the same or similar business as the respective Obligor owning such property;

(b)        liability insurance in customary amounts for similar companies;

(c)         all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business; and

(d)        if any improved portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), flood insurance with a financially sound and reputable insurer in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

Without limiting the foregoing, all insurance policies covering collateral required pursuant to this Section shall name the Administrative Agent on behalf of the Secured Parties as mortgagee or lender loss payee, as the case may be (in the case of property insurance), or additional insured and loss payee (in the case of liability insurance), as applicable, and provide that no cancellation or modification of the policies will be made without at least thirty days’ prior written notice (or such shorter period as the Administrative Agent may approve) to the Administrative Agent.

SECTION 7.1.5.  Books and Records.  The Borrower will, and will cause each of its Subsidiaries to, keep books and records in accordance with GAAP which accurately reflect in all material respects all of its business affairs and transactions and permit each Credit Party or any of their respective representatives, at reasonable times and intervals upon reasonable notice to the Borrower, to visit each Obligor’s offices, to discuss such Obligor’s financial matters with its officers and members of management, and its independent public accountants (and the Borrower hereby authorizes such independent public accountant to discuss each Obligor’s financial matters with each Credit Party or their representatives) and to examine (and photocopy extracts from) any of the Borrower’s books and records.  The Borrower shall pay any fees of such independent public accountant incurred in connection with any Credit Party’s exercise of its rights pursuant to this Section.

SECTION 7.1.6.  Environmental Law Covenant.  The Borrower will, and will cause each of its Subsidiaries to,

(a)         use and operate all of its and their facilities and properties in compliance with all Environmental Laws, maintain all permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, handle all Hazardous Materials in compliance with all applicable Environmental Laws, take timely action to resolve any non-compliance with or potential liability under Environmental Laws and keep its owned property free of any Lien imposed by any Environmental Law (unless such non-compliance, liability or Lien is being contested in good faith and consistent with GAAP or could not reasonably be expected to result in a Material Adverse Effect); and

(b)        promptly notify the Administrative Agent of any potential non-compliance with or liability under any Environmental Law involving a potential loss to the Borrower or any of its Subsidiaries of greater than $1,000,000, individually or $2,500,000 in the aggregate and promptly provide to the Administrative Agent upon its request any written claim, complaint, report, notice, inquiry or other document relating thereto.

SECTION 7.1.7.  Use of Proceeds.  The Borrower will apply the proceeds of the Credit Extensions as follows:

(a)         in the case of the Revolving Loans, for working capital and general corporate purposes of the Borrower and the Subsidiary Guarantors; and

(b)        in the case of the Swing Line Loans, for working capital and general corporate purposes of the Borrower and the Subsidiary Guarantors;

provided that if any portion of a Credit Extension will be used to fund a settlement or judgment, the Borrower shall specify such use of proceeds in the Borrowing Request.

SECTION 7.1.8.  Future Guarantors, Security, etc.  The Borrower will, and will cause each U.S. Subsidiary to, execute any documents, Filing Statements, agreements and instruments, and take all further action (including within 90 days of the acquisition thereof, filing Mortgages with respect to any owned real property having a cost or book value (whichever is higher) of at least $1,500,000) that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to (including as to priority) Liens permitted by Section 7.2.3) of the Liens created or intended to be created by the Loan Documents.  The Borrower will cause any subsequently acquired or organized U.S. Subsidiary to execute the Guaranty (or supplement thereto) and the Security Agreement (or supplement thereto) and each other applicable Loan Document pursuant to which such U.S. Subsidiary grants to the Administrative Agent in favor of the Secured Parties a security interest in, or Mortgage on, substantially all of its owned assets.  Such Liens will be created under the Loan Documents in form and substance reasonably satisfactory to the Administrative Agent in consultation with the Borrower, and the Borrower shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including legal opinions, Mortgages, Title Policies, Surveys, life of loan flood hazard determinations and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section.  Notwithstanding anything to the contrary in this Section, so long as no Event of Default has occurred and is continuing, the Borrower shall not be required to deliver a Foreign Pledge Agreement with respect to a Foreign Subsidiary unless such Foreign Subsidiary is a Significant Subsidiary.

SECTION 7.1.9.  Mortgaged Property Requirements.  The Administrative Agent shall have received the following within ninety (90) days after the Original Closing Date, unless extended by the Administrative Agent in its sole discretion:

(i)            with respect to each Mortgaged Property, such consents, approvals or tenant subordination agreements as shall reasonably be deemed necessary by the Administrative Agent in order for the owner of such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;

(ii)           with respect to each Mortgage, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the

Lien of such Mortgage as a valid first mortgage Lien on the respective Mortgaged Property and fixtures described therein in the amount equal to 115% of the book value or cost (whichever is higher) of such Mortgaged Property (it being understood that such policy or policies may include a so-called “pro tanto” endorsement effectively causing such policy or policies to be issued concurrently with the policy or policies issued to the collateral agent for the First Lien Notes and/or the collateral agent for the Second Lien Notes insuring its/their respective Lien on the Mortgaged Property), which policy (or such marked-up commitment) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Administrative Agent, (C) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by endorsements (to the extent applicable and available under local/state law at commercially reasonable rates) on matters relating to usury, first loss, last dollar, zoning (or in lieu thereof, reports from zoning report companies or zoning letters as may be reasonably acceptable to the Administrative Agent), contiguity, revolving credit, doing business, waiver of arbitration non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit, and so-called comprehensive coverage over covenants and restrictions, and (E) contain no exceptions to title other than Liens permitted pursuant to Section 7.2.3 and exceptions reasonably acceptable to the Administrative Agent;

(iii)          with respect to each Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above;

(iv)          evidence reasonably acceptable to the Administrative Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to above;

(v)           with respect to each Mortgaged Property, copies of all leases in which Borrower or any Subsidiary holds the lessor’s interest or other agreements relating to possessory interests, if any.  To the extent any of the foregoing affect any Mortgaged Property, such agreement shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or, if such agreement shall not be so subordinate, then Borrower or such Subsidiary shall use commercially reasonable efforts to obtain a subordination, non-disturbance and attornment agreement from such tenant, which agreement shall be reasonably acceptable to the Administrative Agent;

(vi)          with respect to each Mortgaged Property, each Obligor shall have made all notifications, registrations and filings, to the extent required by, and in accordance with,

all Governmental Real Property Disclosure Requirements applicable to such Mortgaged Property;

(vii)         Surveys with respect to each Mortgaged Property; and

(viii)        an amendment to the Mortgage (or to the extent requested by the Administrative Agent, a new Mortgage) duly authorized, executed and acknowledged, in recordable form and otherwise in form and substance reasonably acceptable to the Administrative Agent with respect to each Mortgaged Property sufficient for the owner of such Mortgaged Property to (x) grant to the Administrative Agent and/or confirm the Administrative Agent’s Mortgage Lien on and security interests in such Mortgaged Property, (y) confirm such owner’s valid and indefeasible title thereto and (z) to confirm the Mortgaged Property intended to be encumbered thereby.

SECTION 7.2.                 Negative Covenants.  The Borrower covenants and agrees with each Lender and the Administrative Agent that on and after the Closing Date until the Termination Date has occurred, the Borrower will, and will cause its Subsidiaries to, perform or cause to be performed the obligations set forth below.

SECTION 7.2.1.  Business Activities.  The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business activity except those business activities engaged in on the Closing Date and business activities that are reasonably related, ancillary or complementary thereto or a reasonable extension, development or expansion thereof.

SECTION 7.2.2.  Indebtedness.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, other than:

(a)         Indebtedness in respect of the Obligations;

(b)        Indebtedness of Borrower and the Guarantors under the First Lien Notes, Pari Passu Lien Indebtedness, the Second Lien Notes and Refinancing Indebtedness in respect of such First Lien Notes, Second Lien Notes and Pari Passu Lien Indebtedness, in an aggregate principal amount for all such Indebtedness incurred or outstanding under this clause (b) not to exceed at any time (x) $451,300,000 minus (y) the aggregate principal amount of Existing Parent Notes (or any refinancing Indebtedness issued in exchange therefor that is not Indebtedness of Borrower or any Subsidiary) at such time;

(c)         Indebtedness existing as of the Closing Date (other than pursuant to clause (b) of this Section 7.2.2) which is identified in Item 7.2.2(c) of the Disclosure Schedule, and Refinancing Indebtedness in respect thereof;

(d)        unsecured Indebtedness (i) incurred in the ordinary course of business of the Borrower and its Subsidiaries (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Borrower or such Subsidiary) and (ii) in respect of performance, surety or appeal bonds provided in the ordinary course of business, but excluding (in each case) Indebtedness incurred through the borrowing of money or Contingent Liabilities in respect thereof;

(e)         Indebtedness (i) in respect of industrial revenue bonds or other similar governmental or municipal bonds, (ii) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of equipment of the Borrower or its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of the Borrower or its Subsidiaries and any Indebtedness assumed in connection with such acquisition (provided that such Indebtedness is incurred within 90 days of the acquisition of such property or equipment), (iii) in respect of Capitalized Lease Liabilities and (iv) refinancing of Indebtedness referred to in clauses (i) through (iii); provided that the aggregate amount of all Indebtedness outstanding pursuant to this clause (e) shall not at any time exceed $10,000,000;

(f)         Indebtedness of any Subsidiary owing to the Borrower or any other Subsidiary and Indebtedness of the Borrower owing to any Subsidiary, which Indebtedness

(i)            shall, if payable to the Borrower or a Subsidiary Guarantor, and if evidenced by one or more promissory notes, such promissory notes shall be, duly executed and delivered in pledge to the Administrative Agent pursuant to a Loan Document and if payable by the Borrower or any Subsidiary Guarantor, be subordinated to the Obligations on terms and conditions reasonably acceptable to the Administrative Agent; and

(ii)           if incurred by a Subsidiary that is not a Subsidiary Guarantor owing to the Borrower or a Subsidiary Guarantor, shall not (when aggregated with the amount of Investments made by the Borrower and the Subsidiary Guarantors in Subsidiaries that are not Subsidiary Guarantors under clause (e)(i) of Section 7.2.5) exceed $5,000,000 in the aggregate;

(g)        Indebtedness of the Borrower and its Subsidiaries arising from letters of credit issued for the account of the Borrower or such Subsidiary by a Lender in an aggregate stated amount at any time outstanding (as determined by aggregating the stated amount of all such letters of credit and all reimbursement obligations with respect thereto) not to exceed $15,000,000;

(h)        Indebtedness of a Person existing at the time such Person became a Subsidiary of the Borrower in connection with a Permitted Acquisition, but only if such Indebtedness was not created or incurred in contemplation of such Person becoming a Subsidiary, and Refinancing Indebtedness in respect thereof;

(i)          Hedging Obligations entered into in the ordinary course of business and not for speculative purposes;

(j)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(k)         (A) obligations in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety, bid or appeal bonds, completion guarantees and payment obligations in connection with self-insurance or similar obligations provided by the Borrower or any Subsidiary in the ordinary course of business and (B) obligations owed to (including in respect of letters of credit for the benefit of) any Person in connection with workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to the Borrower or any Subsidiary pursuant to reimbursement or indemnification obligations to such Person, in each case, incurred in the ordinary course of business;

(l)          Indebtedness arising from agreements of the Borrower or any Subsidiary of the Borrower providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; and

(m)        other Indebtedness of the Borrower and its Subsidiaries (other than Indebtedness of Subsidiaries that are not Subsidiary Guarantors owing to the Borrower or Subsidiary Guarantors) in an aggregate amount at any time outstanding not to exceed $25,000,000;

provided that (A) no Indebtedness otherwise permitted by clauses (e) or (f)(ii) shall be assumed, created or otherwise incurred if a Default has occurred and is then continuing or would result therefrom and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Borrower, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses.

SECTION 7.2.3.  Liens.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except:

(a)         Liens securing payment of the Obligations;

(b)           Liens on Collateral securing First Lien Notes, Second Lien Notes, Pari Passu Lien Indebtedness or Refinancing Indebtedness in respect thereof incurred pursuant to clause (b) or clause (m) of Section 7.2.2, so long as, in each case, such Liens (x) in the case of First Lien Notes and Pari Passu Lien Indebtedness and Refinancing Indebtedness in respect thereof (except to the extent such Refinancing Indebtedness consists of Second Lien Notes, in which case the immediately following clause (y) will apply), are subject to the First Lien Intercreditor Agreement and (y) in the case of Second Lien Notes or any Refinancing Indebtedness in respect thereof (except to the extent such Refinancing Indebtedness consists of First Lien Notes or Pari Passu Lien Indebtedness, in which case the immediately following clause (x) will apply), are subject to the Junior Lien Intercreditor Agreement;

(c)           Liens existing as of the Closing Date and disclosed in Item 7.2.3(c) of the Disclosure Schedule securing Indebtedness described in clause (c) of Section 7.2.2, and Refinancing Indebtedness in respect of Indebtedness outstanding pursuant to such clause (c); provided that no such Lien shall encumber any additional property;

(d)           Liens securing Indebtedness incurred pursuant to clause (e) of Section 7.2.2; provided that (i) such Lien is granted within 90 days after such Indebtedness is incurred, (ii) the Indebtedness secured thereby does not exceed the cost or the fair market value of the applicable property, improvements or equipment at the time of such acquisition (or construction) and (iii) such Lien attaches only to the assets that are the subject of the Indebtedness referred to in such clause and proceeds thereof and additions and accessions thereto;

(e)           Liens on cash collateral in an amount not to exceed $15,000,000 securing standby letters of credit issued by a Lender pursuant to clause (g) of Section 7.2.2;

(f)            Liens securing Indebtedness incurred pursuant to clause (h) of Section 7.2.2; provided that such Liens existed prior to such Person becoming a Subsidiary, were not created in anticipation thereof and attach only to the assets of such Person acquired (to the extent such assets were owned by such Person immediately prior to the related acquisition);

(g)           Liens on cash collateral in an amount not to exceed $5,000,000 securing Hedging Obligations incurred in compliance with clause (i) of Section 7.2.2;

(h)           Liens in favor of carriers, warehousemen, mechanics, suppliers, repairmen, materialmen and landlords and other Liens imposed by law or granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings;

(i)            Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds;

(j)            judgment Liens in existence for less than 45 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with reputable insurance companies and which do not otherwise result in an Event of Default under Section 8.1.6;

(k)           easements, rights-of-way, zoning restrictions, restrictive covenants, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;

(l)            Liens for Taxes not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(m)          Liens resulting from operation of law with respect to any judgments, awards or orders to the extent that such judgments, awards or orders do not cause or constitute a Default under this Agreement; provided that if any such Liens are on Collateral, such Liens are being diligently contested in good faith by appropriate proceedings;

(n)           Liens in the form of licenses, leases or subleases granted or created by the Borrower or any Subsidiary, which licenses, leases or subleases do not interfere, individually or in the aggregate, in any material respect with the business of the Borrower or such Subsidiary or individually or in the aggregate materially impair the use (for its intended purpose) or the value of the property subject thereto;

(o)           Liens on fixtures or personal property held by or granted to landlords pursuant to leases to the extent that such Liens are not yet due and payable; and

(p)           other Liens securing obligations in an aggregate amount not to exceed at any time outstanding (x) $5,000,000 minus (y) the amount of Indebtedness incurred under clause (m) of Section 7.2.2 that is secured by Liens granted pursuant to clause (b) of this Section 7.2.3 at such time.

SECTION 7.2.4.  Financial Condition and Operations.  The Borrower will not permit any of the events set forth below to occur:

(a)           The Borrower will not permit the Leverage Ratio as of the last day of any Fiscal Quarter to exceed 2.50 to 1.00.

(b)           The Borrower will not permit Minimum Liquidity to be less than $5,000,000 at any time.

SECTION 7.2.5.  Investments.  The Borrower will not, and will not permit any of its Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except:

(a)           Investments existing on the Closing Date and identified in Item 7.2.5(a) of the Disclosure Schedule;

(b)           Cash Equivalent Investments;

(c)           Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d)           Investments by the Borrower and any Subsidiary of the Borrower constituting Capital Expenditures on behalf of the Borrower or such Subsidiary;

(e)           Investments by way of contributions to capital or purchases of Capital Securities (i) by the Borrower in any Subsidiaries or by any Subsidiary in other Subsidiaries; provided that the aggregate amount of intercompany loans made pursuant to clause (f)(ii) of Section 7.2.2 and Investments under this clause made by the Borrower and Subsidiary Guarantors in Subsidiaries that are not Subsidiary Guarantors shall not exceed the amount set forth in clause (f)(ii) of Section 7.2.2 at any time, or (ii) by any Subsidiary in the Borrower;

(f)            Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(g)           Investments by way of the acquisition of Capital Securities permitted pursuant to clause (b) of Section 7.2.9;

(h)           Investments consisting of any deferred portion of the sales price received by the Borrower or any Subsidiary in connection with any Disposition permitted under Section 7.2.10;

(i)            Investments resulting from loans to employees in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at any one time outstanding;

(j)            Investments from receipt of non-cash consideration from a Disposition made in compliance with Section 7.2.10;

(k)           Investments in Hedging Obligations incurred in compliance with Section 7.2.2;

(l)            Contingent Liabilities to the extent permitted by Section 7.2.2; and

(m)          other Investments in an aggregate amount not to exceed (A) in respect of any one Investment or series of related Investments made pursuant to this clause (m), $5,000,000 or (B) in respect of all Investments made pursuant to this clause (m), $25,000,000 (except that the limitations imposed by this clause (m) shall not apply to the Investment identified on Item 7.2.5(m) of the Disclosure Schedule, so long as the amount of such Investment does not increase beyond the amount set forth in such Item);

provided that all clauses of this Section 7.2.5 shall be subject to the following:

(x)            any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and

(y)           no Investment otherwise permitted by clauses (e)(i) (to the extent such Investment constitutes an Investment by an Obligor in a Foreign Subsidiary), (g) or (m) shall be permitted to be made if any Default has occurred and is then continuing or would result therefrom.

SECTION 7.2.6.  Restricted Payments, etc.  The Borrower will not, and will not permit any of its Subsidiaries to, declare or make a Restricted Payment, or make any deposit for any Restricted Payment, other than:

(a)           Restricted Payments made by Subsidiaries to the Borrower or wholly-owned Subsidiaries;

(b)           Restricted Payments made by the Borrower to Parent (i) pursuant to the Tax Sharing Agreement; provided that the amount of such Restricted Payment shall not exceed the amount of income taxes that the Borrower would have been liable for on a stand alone basis or a consolidated income tax return with its Subsidiaries (reduced by any Taxes directly paid by the Borrower or any of its Subsidiaries) and (ii) to pay franchise taxes and other overhead expenses of Parent in an amount not to exceed an aggregate of $1,000,000 in any Fiscal Year;

(c)           repurchases of Capital Securities from former employees, directors and officers of Parent and its Subsidiaries in an amount not to exceed $1,000,000 in any Fiscal Year in the aggregate; provided further that, to the extent the amount of repurchases permitted to be made in any Fiscal Year pursuant to this clause (c) exceeds the aggregate amount of repurchases actually made by the Borrower and its Subsidiaries during such Fiscal Year, the excess amount may be carried forward to (but only to) the next succeeding Fiscal Year, and any such amount carried forward to a succeeding Fiscal Year shall be deemed to be used following the Borrower and its Subsidiaries using the amount of repurchases permitted by such proviso in such succeeding Fiscal Year, without giving effect to such carry-forward;

(d)           non-cash repurchases of Capital Securities deemed to occur upon exercise of stock options to the extent such Capital Securities represents a portion of the exercise price of such options;

(e)           Restricted Payments made by the Borrower to Parent in the form of a distribution of the property identified on Item 7.2.6(e) of the Disclosure Schedule;

(f)            Restricted Payments made by the Borrower to Parent after the Closing Date on or no earlier than three Business Days prior to any interest payment date with respect to the Existing Parent Notes in an amount not to exceed the interest due on the then outstanding Existing Parent Notes on such interest payment date, so long as Parent uses such Restricted Payments to pay such interest on such interest payment date; provided that (A) the interest expense on (and principal amount of) the Existing Parent Notes have not increased since the Closing Date and (B) and the interest payment dates relating thereto have not changed since the Closing Date;

(g)           so long as no Default has occurred and is continuing or would result therefrom, Restricted Payments made by Borrower to Parent after the Closing Date, so long as such Restricted Payments are used to simultaneously fund redemptions, repayments, prepayments, repurchases or acquisitions for value of Existing Parent Notes; provided that the aggregate amount of all Restricted Payments made pursuant to this clause (g) may not exceed $12,000,000;

(h)           so long as no Default has occurred and is continuing or would result therefrom, Restricted Payments to the extent necessary to effect a refinancing of Existing Parent Notes with Indebtedness incurred pursuant to clause (b) or clause (m) of Section 7.2.2; provided that the maturity and Average Life of such Indebtedness may not be earlier or shorter than that of the First Lien Notes issued on the Closing Date and the terms thereof must be, taken as a whole, no less favorable to the Borrower and its Subsidiaries than those of the First Lien Notes issued on the Closing Date; and

(i)            so long as no Default has occurred and is continuing or would result therefrom, other Restricted Payments in an aggregate amount for all Restricted Payments pursuant to this clause (g) not to exceed $5,000,000.

SECTION 7.2.7.  [Reserved]

SECTION 7.2.8.  Issuance of Capital Securities.  The Borrower will not, and will not permit any of its Subsidiaries to, issue any Capital Securities (whether for value or otherwise) to any Person other than (a) in the case of Subsidiaries, to the Borrower or another wholly owned Subsidiary or (b) in the case of the Borrower, to Parent, so long as, in each case, such Capital Securities are pledged and delivered to the Administrative Agent pursuant to a Loan Document (to the extent required by Section 7.1.8).

SECTION 7.2.9.  Consolidation, Merger, Permitted Acquisitions, etc.  The Borrower will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof), except

(a)           any Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, the Borrower or any other Subsidiary (provided that a Guarantor may only liquidate or dissolve into, or merge with and into, the Borrower or another Guarantor), and the assets or Capital Securities of any Subsidiary may be purchased or otherwise acquired by the Borrower or any other Subsidiary (provided that the assets or Capital Securities of any Guarantor may only be purchased or otherwise acquired by the Borrower or another Guarantor); provided that in no event shall any Pledged Subsidiary consolidate with or merge with and into any Subsidiary other than another Pledged Subsidiary unless after giving effect thereto, the Administrative Agent shall have a perfected pledge of, and security interest in and to, at least the same percentage of the issued and outstanding interests of Capital Securities (on a fully diluted basis) of the surviving Person as the Administrative Agent had immediately prior to such merger or consolidation in form and substance satisfactory to the Administrative Agent and its counsel, pursuant to such documentation and opinions as shall be reasonably necessary in the opinion of the Administrative Agent to create, perfect or maintain the collateral position of the Secured Parties therein; and

(b)           so long as no Default has occurred and is continuing or would occur after giving effect thereto, the Borrower or any of its Subsidiaries may consummate one or more Permitted Acquisitions at any time; provided that the aggregate purchase price (including in such purchase price the assumption of Indebtedness and excluding consideration to the extent consisting of Capital Securities (other than Disqualified Capital Securities) of Parent) and all fees and expenses payable by Borrower or any of its Subsidiaries in connection therewith for all such Permitted Acquisitions at or prior to such time does not exceed an amount equal to (x) in respect of any one Permitted Acquisition or series of related Permitted Acquisitions, $25,000,000 or (y) in respect of all Permitted Acquisitions since the Closing Date, $125,000,000 in the aggregate and (ii) in the case of a Permitted Acquisition of Capital Securities, such Permitted Acquisition shall result in the acquisition of a wholly owned U.S. Subsidiary (by merger, stock purchase or purchase of assets).

SECTION 7.2.10.  Permitted Dispositions.  The Borrower will not, and will not permit any of its Subsidiaries to, Dispose of any of the Borrower’s or such Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any Person in one transaction or series of transactions unless such Disposition is:

(a)           inventory or obsolete, damaged, worn out, surplus or outdated property Disposed of in the ordinary course of its business;

(b)           pursuant to Section 7.2.9;

(c)           (i) for Fair Market Value and the consideration received consists of no less than 75% cash and (ii) the Net Disposition Proceeds from such Disposition are applied pursuant to Sections 3.1.1 and 3.1.2; provided that in no event may (A) any one Disposition or series of related Dispositions made pursuant to this clause (c) Dispose of assets with a Fair Market Value in excess of $10,000,000 or (B) the aggregate Fair Market Value of all assets Disposed of pursuant to this clause (c) exceed $30,000,000 in the aggregate;

(d)           from one Obligor (other than Parent) to another Obligor (other than Parent); provided that any property subject to such Disposition shall be transferred subject to the Liens of the Collateral Documents;

(e)           Dispositions of automated ice-bagging and palletizing equipment acquired following the Closing Date in connection with the leaseback of such machines within ninety (90) days of delivery thereof;

(f)            a Disposition of Cash Equivalent Investments;

(g)           a Disposition to the extent such Disposition is necessary to effect a transaction undertaken pursuant to Section 7.2.2, 7.2.3, 7.2.5 or 7.2.6;

(h)           the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations thereof and other similar intellectual property;

(i)            any release of intangible claims or rights in connection with the loss or settlement of a bona fide lawsuit, dispute or other controversy;

(j)            an Asset Swap;

(k)           leases and subleases of assets or properties in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Subsidiaries; and

(l)            a sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof.

SECTION 7.2.11.  Modification of Certain Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in, the Organic Documents of the Borrower or any of its Subsidiaries if the result thereof would have an adverse effect on the Lenders (it being agreed that any modification of any such Organic Document would not have an adverse effect on the Lenders if such modification is made to effectuate a transaction otherwise permitted by the terms of any Loan Document).

SECTION 7.2.12.  Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its Affiliates, unless such arrangement, transaction or contract is on fair and reasonable terms no less favorable to the Borrower or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate, other than:

(a)           transactions among the Borrower and its U.S. Subsidiaries;

(b)           loans and advances to employees in the ordinary course of business;

(c)           any Restricted Payment pursuant to Section 7.2.6 or any Investment pursuant to clause (e), (g), (i) or (m) of Section 7.2.5;

(d)           issuance and sale of Capital Securities of the Borrower permitted by Section 7.2.8;

(e)           any issuance of securities, or other payments, awards or grants in cash, Capital Securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans, in the ordinary course of business and approved in good faith by the Board of Directors of the Borrower and Parent;

(f)            reasonable fees and compensation paid to, or indemnity provided for the benefit of, officers, directors, employees or consultants of the Borrower or any Subsidiary as determined in good faith by the Borrower’s Board of Directors;

(g)           any transaction with a Subsidiary or joint venture or similar entity which would constitute a transaction with an Affiliate solely because the Borrower or a Subsidiary owns an equity interest in or otherwise controls such Subsidiary, joint venture or similar entity; and

(h)           in connection with the consummation of the Transactions.

SECTION 7.2.13.  Restrictive Agreements, Etc.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement prohibiting:

(a)           the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired;

(b)           the ability of any Obligor to amend or otherwise modify any Loan Document or Intercreditor Agreement; or

(c)           the ability of any Subsidiary to make any payments, directly or indirectly, to the Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.

The foregoing prohibitions shall not apply to (i) any Loan Document or Intercreditor Agreement, (ii) in the case of clause (a), (A) any agreement governing any Indebtedness permitted by clause (e) of Section 7.2.2 as to the assets financed with the proceeds of such Indebtedness, (B) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (C) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (D) any restrictions by the holder of a Lien permitted by Section 7.2.3 on the transfer of the asset or assets subject thereto, (E) customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 7.2.10 pending the consummation of such sale, (F) any agreement in effect at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary of the Borrower, (G) restrictions on cash or other deposits or net worth requirements imposed by customers under contracts entered into in the ordinary course of business, (H) in the case of any joint venture (including any Subsidiary which is a joint venture) which is not an Obligor, restrictions in such person’s organization or governing documents or pursuant to any joint venture agreement or stockholders agreement solely to the extent of the Capital Securities of or assets held in the subject joint venture or other entity or (i) any agreement in effect on the Closing Date and set forth on Item 7.2.13 of the Disclosure Schedule, (iii) in the case of clauses (a) and (c), any agreement of a Foreign Subsidiary governing the Indebtedness permitted by clause (f)(ii) of Section 7.2.2, (iv) the Intercreditor Agreements and (v) agreements pursuant to which the New Notes were issued (in the case of this clause (v), as in effect on the Closing Date or as amended, modified, replaced, restated or otherwise changed in a manner that is not, taken as a whole, materially less favorable to the Lenders).

SECTION 7.2.14.  Sale and Leaseback.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person unless such transaction complies with Sections 7.2.2 and 7.2.10.

SECTION 7.2.15.  Fiscal Year.  The Borrower will not, and will not permit any of its Subsidiaries to, modify or make any other change to its Fiscal Year.

SECTION 7.2.16.  [Reserved].

SECTION 7.2.17.  Prepayments and Amendments of Other IndebtednessSECTION 7.2.18.  .  The Borrower will not, and will not permit any of its Subsidiaries to, (A) make any redemptions, repayments, prepayments, repurchases or acquisitions for value of any Indebtedness incurred or outstanding pursuant to (x) clause (b) of Section 7.2.2 or (y) to the extent secured by Liens granted pursuant to clause (b) of Section 7.2.3, clause (m) of Section 7.2.2, in each case if (i) the consideration used in all such redemptions, repayments, prepayments, repurchases or acquisitions for value exceeds $10,000,000 in the aggregate or (ii) either immediately prior to or immediately after giving effect thereto, the Borrower then has less than $25,000,000 in Minimum Liquidity or (B) amend or modify, or permit the amendment or modification of, any provision of any document governing any Indebtedness referred to in the immediately preceding clause (A) in any manner that is adverse in any material respect to the interests of the Lenders.

ARTICLE VIII
EVENTS OF DEFAULT

SECTION 8.1.                 Listing of Events of Default.  Each of the following events or occurrences described in this Article shall constitute an “Event of Default”.

SECTION 8.1.1.  Non-Payment of Obligations.  The Borrower shall default in the payment or prepayment when due of:

(a)           any principal of any Loan; or

(b)           any fee described in Article III, any interest on any Loan or any other monetary Obligation to the extent invoiced, and such default shall continue unremedied for a period of five days after such amount was due.

SECTION 8.1.2.  Breach of Warranty.  Any representation or warranty of any Obligor made or deemed to be made in any Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made or deemed to have been made in any material respect.

SECTION 8.1.3.  Non-Performance of Certain Covenants and Obligations.  The Borrower shall default in the due performance or observance of any of its obligations under (A) clauses (d) and (e) of Section 7.1.1, Section 7.1.7 or Section 7.2 or (B) Section 7.1.1 (other than clauses (d) and (e) thereof) or Section 7.1.9 and, in the case of this clause (B) of this Section 8.1.3, such default shall continue unremedied for a period of 5 days after the earlier to occur of (i) notice thereof given to the Borrower by the Administrative Agent or any Lender or (ii) the date on which any Obligor has knowledge of such default.

SECTION 8.1.4.  Non-Performance of Other Covenants and Obligations.  Any Obligor shall default in the due performance and observance of any other agreement contained in any Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof given to the Borrower by the Administrative Agent or any Lender or (ii) the date on which any Obligor has knowledge of such default.

SECTION 8.1.5.  Default on Other Indebtedness.  (A) A default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness (other than Indebtedness described in Section 8.1.1) of the Borrower or any of its Subsidiaries or any other Obligor having a principal or stated amount, individually or in the aggregate, in excess of $7,500,000, or (B) a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or (C) any such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity.

SECTION 8.1.6.  Judgments.  Any final or non-appealable judgment or order for the payment of money individually or in the aggregate in excess of $7,500,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has not disputed its responsibility to cover such judgment or order) shall be rendered against the Borrower or any of its Subsidiaries or any other Obligor and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 60 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.

SECTION 8.1.7.  Pension Plans.  Any of the following events shall occur with respect to any Pension Plan:

(a)         the institution of any steps by the Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any of its Subsidiaries could reasonably be expected to be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in either case in excess of $7,500,000; or

(b)        a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA on the assets of the Borrower or any of its Subsidiaries.

SECTION 8.1.8.  Change in Control.  Any Change in Control shall occur.

SECTION 8.1.9.  Bankruptcy, Insolvency, Etc.  Parent, the Borrower or any Significant Subsidiary shall:

(a)         become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, its debts as they become due;

(b)        apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;

(c)         in the absence of such application, consent or acquiesce to, or permit or suffer to exist, the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days;

(d)        permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by Parent, the Borrower or any Significant

Subsidiary, such case or proceeding shall be consented to or acquiesced in by Parent, the Borrower or such Significant Subsidiary, as the case may be, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; or

(e)         take any action authorizing, or in furtherance of, any of the foregoing.

SECTION 8.1.10.  Impairment of Security, Etc.  Any Loan Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto; any Obligor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien (subject to (including with respect to priority) Liens otherwise permitted hereunder).

SECTION 8.1.11.  DOJ Investigation.  The occurrence of any plea, non-appealable judgment, settlement or fine in excess of $15,000,000 in connection with the DOJ Investigation.

SECTION 8.1.12.  Intercreditor Agreements.  Any Intercreditor Agreement or any provision thereof shall cease to be in full force and effect other than in accordance with its terms.

SECTION 8.2.                 Action if Bankruptcy.  If any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to the Borrower shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand to any Person.

SECTION 8.3.                 Action if Other Event of Default.  If any Event of Default (other than any Event of Default described in Section 8.1.9 with respect to the Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate.

ARTICLE IX
THE ADMINISTRATIVE AGENT

SECTION 9.1.                 Actions.  Each Lender hereby appoints JPMorgan as its Administrative Agent under and for purposes of each Loan Document.  Each Lender authorizes the Administrative Agent to act on behalf of such Lender under each Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel in order to avoid contravention of applicable law), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto.  Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Administrative Agent, pro rata according to such Lender’s proportionate Total Exposure Amount, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Administrative Agent in any way relating to or arising out of any Loan Document (including reasonable attorneys’ fees), and as to which the Administrative Agent is not reimbursed by the Borrower; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted from the Administrative Agent’s gross negligence or willful misconduct.  The Administrative Agent shall not be required to take any action under any Loan Document, or to prosecute or defend any suit in respect of any Loan Document, unless it is indemnified hereunder to its satisfaction.  If any indemnity in favor of the Administrative Agent shall be or become, in the Administrative Agent’s determination, inadequate, the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.  The Administrative Agent is authorized to release collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents.

SECTION 9.2.                 Funding Reliance, Etc.  Unless the Administrative Agent shall have been notified in writing by any Lender by 3:00 p.m. on the Business Day prior to a Borrowing that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, may (in its sole and absolute discretion) make available to the Borrower a corresponding amount.  If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising such Borrowing (in the case of the Borrower) and (in the case of a Lender), at the Federal Funds Rate (for the first two Business Days after which such amount has not been repaid), and thereafter at the interest rate applicable to Loans comprising such Borrowing.

SECTION 9.3.                 Exculpation.  Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable to any Secured Party for any action taken or omitted to be taken by it under any Loan Document, or in connection therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by any Obligor of its Obligations.  Any such inquiry which may be made by the Administrative Agent shall not obligate it to make any further inquiry or to take any action.  The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Administrative Agent believes to be genuine and to have been presented by a proper Person.

SECTION 9.4.                 Successor.  The Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and all Lenders.  If the Administrative Agent at any time shall resign, the Required Lenders may, with the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Default then exists, appoint another Lender as a successor Administrative Agent which shall thereupon become the Administrative Agent hereunder.  If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $250,000,000; provided that if such retiring Administrative Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth above, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Loan Documents, and Sections 10.3 and 10.4 shall continue to inure to its benefit.

SECTION 9.5.                 Loans by Administrative Agent.  The Administrative Agent shall have the same rights and powers with respect to (a) the Credit Extensions made by it or any of its Affiliates, and (b) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not the Administrative Agent. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

SECTION 9.6.                 Credit Decisions.  Each Lender acknowledges that it has, independently of the Administrative Agent and each other Lender, and based on such Lender’s review of the financial information of the Borrower, the Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments.  Each Lender also acknowledges that it will, independently of the Administrative Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under the Loan Documents.

SECTION 9.7.                 Copies, Etc.  The Administrative Agent shall use commercially reasonable efforts to give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of the Loan Documents and the Intercreditor Agreements (unless concurrently delivered to the Lenders by the Borrower).  The Administrative Agent will use commercially reasonable efforts to distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of the Loan Documents and the Intercreditor Agreements.  Each Lender agrees that no liability shall attach to the Administrative Agent for any failure to comply with this Section 9.7.

SECTION 9.8.                 Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent.  As to any matters not expressly provided for by the Loan Documents, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Secured Parties.  For purposes of applying amounts in accordance with this Section, the Administrative Agent shall be entitled to rely upon any Secured Party that has entered into Cash Management Obligations for a determination (which such Secured Party agrees to provide or cause to be provided upon request of the Administrative Agent) of the outstanding Obligations owed to such Secured Party under such Cash Management Obligations.  Unless it has actual knowledge evidenced by way of written notice from any such Secured Party or the Borrower to the contrary, the Administrative Agent, in acting in such capacity under the Loan Documents, shall be entitled to assume that no Cash Management Obligations in respect thereof are in existence or outstanding between any Secured Party and any Obligor.

SECTION 9.9.                 Defaults.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received a written notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default”.  In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall (subject to Section 10.1) take such action with respect to such Default as shall be directed by the Required Lenders; provided that unless and until the

Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Secured Parties except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all Lenders.

SECTION 9.10.               [Reserved].

SECTION 9.11.               Withholding Taxes.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender or Swing Line Lender an amount equivalent to any applicable withholding Tax.  Without limiting or expanding the provisions of Section 4.6(a) or (c), each Lender or Swing Line Lender shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender or Swing Line Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender or Swing Line Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender or Swing Line Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender or Swing Line Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Swing Line Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.11.  The agreements in this Section 9.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or Swing Line Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

SECTION 9.12.               Intercreditor Agreements.  Notwithstanding anything herein to the contrary, each Lender acknowledges that the Lien and security interest granted to the Administrative Agent pursuant to the Collateral Documents and the exercise of any right or remedy by the Administrative Agent thereunder are subject to the provisions of the Intercreditor Agreements.

ARTICLE X
MISCELLANEOUS PROVISIONS

SECTION 10.1.               Waivers, Amendments, Etc.  The provisions of each Loan Document (other than Cash Management Obligations and the Fee Letters (which may be amended or otherwise modified in accordance with the terms thereof)) may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided, however, that no other such amendment, modification or waiver shall:

(a)         modify this Section or change or waive any provision of Section 4.8 requiring pro rata treatment of the Lenders, or the sharing of payments by all Lenders, in each case without the consent of all Lenders;

(b)        increase the aggregate amount of any Credit Extensions required to be made by a Lender pursuant to its Commitments, extend the final Revolving Loan Commitment Termination Date or extend the final Stated Maturity Date for any Lender’s Loan, in each case without the consent of such Lender (it being agreed, however, that any vote to rescind any acceleration made pursuant to Sections 8.2 and 8.3 of amounts owing with respect to the Loans and other Obligations shall only require the vote of the Required Lenders);

(c)         reduce the principal amount of or rate of interest on any Lender’s Loan, reduce any fees described in Article III payable to any Lender or extend the date on which interest or fees are payable in respect of such Lender’s Loans, in each case without the consent of such Lender;

(d)        reduce the percentage set forth in the definition of “Required Lenders” or modify any requirement hereunder that any particular action be taken by all Lenders without the consent of all Lenders;

(e)         have the effect of increasing the threshold amount set forth in Section 8.1.11 above $30,000,000 without the consent of all Lenders;

(f)         except as otherwise expressly provided in a Loan Document, release (i) the Borrower from its Obligations under the Loan Documents or any Guarantor from its obligations under a Guaranty or (ii) all or substantially all of the collateral under the Loan Documents, in each case without the consent of all Lenders; or

(g)        affect adversely the interests, rights or obligations of the Administrative Agent (in its capacity as the Administrative Agent) or the Swing Line Lender (in its capacity as Swing Line Lender), unless consented to by the Administrative Agent or the Swing Line Lender, as the case may be.

Any Intercreditor Agreement may be amended, modified or waived by the Administrative Agent at the direction of the Required Lenders, and the consent of the Borrower or any Guarantor shall be required only to the extent required in such Intercreditor Agreement.

No failure or delay on the part of any Credit Party in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  No notice to or demand on any Obligor in any case shall entitle it to any notice or demand in similar or other circumstances.  No waiver or approval by any Credit Party under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

SECTION 10.2.               Notices; Time.  All notices and other communications provided under each Loan Document shall be in writing (including by facsimile) and addressed, delivered or transmitted, if to the Borrower, the Administrative Agent or a Lender to the applicable Person at its address or facsimile number set forth on Schedule II hereto or set forth in a Lender Assignment Agreement, or at such other address or facsimile number as may be designated by such party in a notice to the other parties.  Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter.  Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 7.1.1, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose, except with the consent of the Administrative Agent. The parties hereto agree that delivery of an executed counterpart of a signature page to this Agreement and each other Loan Document by facsimile shall be effective as delivery of an original executed counterpart of this Agreement or such other Loan Document.  Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York time.

SECTION 10.3.               Payment of Costs and Expenses.  The Borrower agrees to pay on demand all reasonable expenses of the Administrative Agent and Macquarie Bank Limited (including the reasonable fees and out-of-pocket expenses of Cahill, Gordon & Reindel LLP and Kirkland & Ellis LLP, their respective counsel, and of local counsel, if any, who may be retained by or on behalf of the Administrative Agent) in connection with:

(a)         the negotiation, preparation, execution and delivery of each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated; and

(b)        the filing or recording of any Loan Document (including the Filing Statements) and all amendments, supplements, amendments and restatements and other modifications to any thereof, searches made following the Closing Date in jurisdictions where Filing Statements (or other documents evidencing Liens in favor of the Secured Parties) have been recorded and any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Loan Document; and

(c)         the preparation and review of the form of any document or instrument relevant to any Loan Document.

The Borrower further agrees to pay, and to save each Credit Party harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of each Loan Document, the Credit Extensions or the issuance of any Notes.  The Borrower also agrees to reimburse each Lender and the Administrative Agent upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses of one counsel (and any local counsel) to each of the Administrative Agent and Macquarie Bank Limited and one or, if and to the extent necessary as a result of conflicts of interest, more counsel to the other Lenders) incurred by any Lender and the Administrative Agent in connection with (x) the negotiation of any restructuring or “work-out” with the Borrower, whether or not consummated, of any Obligations, (y) the enforcement of any Obligations or (z) the exercise of any right or remedy under any Loan Document.

SECTION 10.4.               Indemnification.  In consideration of the execution and delivery of this Agreement by each Credit Party, the Borrower shall indemnify, exonerate, defend and hold each Credit Party and each of their respective officers, directors, employees and agents and in the case of an Approved Fund, its trustees and investment advisors (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages (whether or not based on strict liability and including any special, indirect or consequential damages), and expenses of any kind or nature whatsoever (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ and consultants’ fees and disbursements, whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties (regardless of whether caused in whole or in part by the simple (but not gross) negligence of any indemnified party) (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to:

(a)         any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension, including all Indemnified Liabilities arising in connection with the Transaction;

(b)        the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Required Lenders pursuant to Article V not to fund any Credit Extension; provided that any such action is resolved in favor of such Indemnified Party);

(c)         any investigation, litigation or proceeding related to any acquisition or proposed acquisition by any Obligor or any Subsidiary thereof of all or any portion of the Capital Securities or assets of any Person, whether or not an Indemnified Party is party thereto;

(d)        the actual or alleged presence, Release or threat of Release of any Hazardous Material at, on, under, from or affecting any property now or formerly owned, operated or leased by any Obligor or any Subsidiary thereof; or

(e)         each Lender’s Environmental Liability (the indemnification herein shall survive repayment of the Obligations and any transfer of the property of any Obligor or its Subsidiaries by foreclosure or by a deed in lieu of foreclosure for any Lender’s Environmental Liability, regardless of whether caused by, or within the control of, such Obligor or such Subsidiary);

IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY, except for Indemnified Liabilities arising for the account of a particular Indemnified Party to the extent of the relevant Indemnified Party’s material breach of a Loan Document, gross negligence or willful misconduct as determined in a final and nonappealable judgment by a court of competent jurisdiction.  Each Obligor and its successors and assigns hereby waive, release and agree not to make any claim or bring any cost recovery action against, any Indemnified Party under any Environmental Law, including CERCLA or any state equivalent, or any similar law now existing or hereafter enacted.  It is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, each Obligor’s obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of any Obligor with respect to the violation or condition which results in liability of an Indemnified Party; provided that this waiver and release shall not apply to the extent that the Indemnified Liabilities arise for the account of a particular Indemnified Party by reason of the relevant Indemnified Party’s material breach of a Loan Document, gross negligence or willful misconduct as determined in a final and nonappealable judgment by a court of competent jurisdiction.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Obligor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

SECTION 10.5.               Survival.  The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the obligations of the Lenders under Sections 9.1 and 10.16, shall in each case survive any assignment from one Lender to another (in the case of Sections 10.3 and 10.4) and the occurrence of the Termination Date.  The representations and warranties made by each Obligor in each Loan Document shall survive the execution and delivery of such Loan Document.

SECTION 10.6.               Severability.  Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 10.7.               Headings.  The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.

SECTION 10.8.               Execution in Counterparts, Effectiveness, Etc.  This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement.  This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower, the Administrative Agent and each Lender (or notice thereof satisfactory to the Administrative Agent) shall have been received by the Administrative Agent; provided, however, that the provisions of this Agreement shall not become operative until the satisfaction of the conditions in Section 5.1 shall have occurred.

SECTION 10.9.             Governing Law; Entire Agreement.  EACH LOAN DOCUMENT (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES.  The Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.

SECTION 10.10.           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns (in the case of assigns (but not successors) in the case of Lenders, subject to Section 10.11); provided that the Borrower may not assign or transfer its rights or obligations hereunder without the consent of all Lenders.

SECTION 10.11.           Sale and Transfer of Credit Extensions; Participations in Credit Extensions.  Each Lender may assign, or sell participations in, its Loans and Commitments to one or more other Persons in accordance with the terms set forth below:

(a)        Any Lender may, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that:

(i)            except in the case of (A) an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it or (B) an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans of the relevant tranche; provided that such minimum amount shall be aggregated for two or more simultaneous assignments by or to two or more Related Funds), unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii)           [Reserved]; and

(iii)          the parties to each assignment shall (A) electronically execute and deliver to the Administrative Agent a Lender Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent) or (B) manually execute and deliver to the Administrative Agent a Lender Assignment Agreement, together, in the case of this clause (iii)(B), with a processing and recordation fee of $3,500 and if the Eligible Assignee is not a Lender, administrative details information with respect to such Eligible Assignee and applicable tax forms.

(b)        Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c), from and after the effective date specified in each Lender Assignment Agreement, (i) the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and (ii) the assigning Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, subject to Section 10.5, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits of any provisions of this Agreement which by their terms survive the termination of this Agreement).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with clause (a) above and this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) below.  If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in this Section), the Borrower shall be deemed to have given its consent ten Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent or ClearPar, LLC) unless such consent is expressly refused by the Borrower prior to such tenth Business Day.

(c)         The Administrative Agent shall record each assignment made in accordance with this Section in the Register pursuant to clause (a) of Section 2.7.  The Register shall be available for inspection by the Borrower and any Lender (in the case of such Lender, such right of inspection shall be with respect to its own interest only and not that of any other Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d)        Any Lender (other than a Designated Lender) may, without the consent of, or notice to, the Borrower or the Administrative Agent, and any Designated Lender may, with the prior consent of each of the Borrower and Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to any of the items set forth in clauses (a) through (d) or (f) of Section 10.1, in each case except as otherwise specifically provided in a Loan Document.  Subject to clause (e) below, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.3, 4.4, 4.5, 4.6, 7.1.1, 10.3 and 10.4 (subject to the requirements and limitations therein, including providing documentation pursuant to Section 4.6(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.9 as though it were a Lender, provided such Participant agrees to be subject to Section 4.8 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and interest amount of each Participant’s interest in the Loans held by it (the “Participant Register”).  The entries in the Participant Register shall be conclusive, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement, notwithstanding notice to the contrary.

(e)         A Participant shall not be entitled to receive any greater payment under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed).

(f)         Any Lender may at any time, without the consent of any other Person, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)         In the event that any Lender becomes a Designated Lender, then the Borrower and the Swing Line Lender shall each have the right, but not the obligation, upon notice to such Revolving Loan Lender and the Administrative Agent, to replace such Revolving

Loan Lender with a financial institution (a “Replacement Lender”) acceptable to the Borrower and the Administrative Agent (such consents not to be unreasonably withheld or delayed; provided that no such consent shall be required if the Replacement Lender is an existing Revolving Loan Lender), and upon any Lender becomes a Designated Lender, such Revolving Loan Lender hereby agrees to transfer and assign (in accordance with this Section all of its Commitments and other rights and obligations under the Loan Documents to such Replacement Lender; provided that (i) such assignment shall be without recourse, representation or warranty (other than that such Lender owns the Commitments, Loans and Notes being assigned, free and clear of any Liens) and (ii) the purchase price paid by the Replacement Lender shall be in the amount of such Revolving Loan Lender’s Loans, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (other than the amounts (if any) demanded and unreimbursed under Sections 4.2 through (and including) 4.6, which shall be paid by the Borrower), owing to such Revolving Loan Lender hereunder.  Upon any such termination or assignment, such Revolving Loan Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of, and subject to the obligations of, any provisions of this Agreement which by their terms survive the termination of this Agreement.  The Borrower’s and Swing Line Lender’s respective right to replace a Designated Lender pursuant to this Section is, and shall be, in addition to, and not in lieu of, all other rights and remedies available to the Borrower and the Swing Line Lender against such Designated Lender under applicable law.

(h)        Notwithstanding anything else contained in this Section, no Lender may assign its Loans or Commitments during the Primary Syndication other than (i) assignments by the Administrative Agent and its Affiliates or (ii) assignments by a Lender to its Affiliate or Approved Fund.

(i)          Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this clause, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.  This Section may not be amended without the written consent of the SPC.  The Borrower acknowledges and agrees, subject to the next sentence, that, to the fullest extent permitted under applicable law, each SPC, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8, 4.9, 10.3 and 10.4, shall be considered a Lender.  The Borrower shall not be required to pay any amount under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4 that is greater than the amount which it would have been required to pay had no grant been made by a Granting Lender to an SPC unless the grant was made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed).

SECTION 10.12.           Other Transactions.  Nothing contained herein shall preclude the Administrative Agent or any other Lender from engaging in any transaction, in addition to those contemplated by the Loan Documents, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

SECTION 10.13.           Forum Selection and Consent to Jurisdiction.  ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS OR THE BORROWER IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 10.2.  THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER

THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

SECTION 10.14.           Waiver of Jury Trial.  THE ADMINISTRATIVE AGENT, EACH LENDER AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH LENDER OR THE BORROWER IN CONNECTION THEREWITH.  THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND EACH LENDER ENTERING INTO THE LOAN DOCUMENTS.

SECTION 10.15.           Limitation on Interest.  The Borrower, the Administrative Agent and the Lenders intend to contract in strict compliance with applicable usury laws from time to time in effect.  In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect.  Neither the Borrower nor any present or future Guarantors, endorsers or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully contracted for, charged or received under applicable law from time to time in effect, and the provisions of this Section shall control over all other provisions of the Loan Documents that may be in conflict or apparent conflict herewith.  The Administrative Agent and the Lenders expressly disavow any intention to contract for, charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated.  If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) the Administrative Agent or a Lender shall otherwise collect moneys that are determined to constitute interest that would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at the option of the Administrative Agent or such Lender, as applicable, promptly returned to the Borrower upon such determination.  In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable law, the Administrative Agent and the Lenders and the Borrower shall to the greatest extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate and spread the total amount of interest throughout the entire contemplated term of instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully contract for, charge, or receive the maximum amount of interest permitted under applicable law.  In the event applicable law provides for an interest ceiling under Chapter 303 of the Texas Finance Code (the “Texas Finance Code”), as amended, for that day, the ceiling shall be the “weekly ceiling” as defined in the Texas Finance Code; provided that if any applicable law permits greater interest, the law permitting the greatest interest shall apply.  As used in this section the term “applicable law” means the laws of the State of Texas or the laws of the United States, whichever allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

SECTION 10.16.           Confidentiality.  The Lenders and the Administrative Agent shall hold all non-public information obtained pursuant to or in connection with this Agreement about Parent or any of its Subsidiaries in accordance with their customary procedures for handling confidential information of this nature, but may make disclosure to any of their examiners, Affiliates, their and their Affiliate’s directors, officers, employees, agents, trustees and representatives, outside auditors, counsel and other professional advisors or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section) in connection with this Agreement or as reasonably required by any potential bona fide pledgee under clause (f) of Section 10.11, transferee, participant or assignee, or in connection with the exercise of remedies under a Loan Document, or as requested by any governmental agency or representative thereof or pursuant to legal process or to any quasi-regulatory authority (including the National Association of Insurance Commissioners); provided that

(a)        unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender or its Affiliate by such governmental agency) for disclosure of any such non-public information prior to or within a reasonable time after disclosure of such information;

(b)        prior to any such disclosure pursuant to this Section, each Lender shall require any such bona fide pledgee under clause (f) of Section 10.11, transferee, participant and assignee receiving a disclosure of non-public information to agree in writing (i)  to be bound by this Section; and (ii) to require such Person to require any other Person to whom such Person discloses such non-public information to be similarly bound by this Section; and

(c)         except as may be required by an order of a court of competent jurisdiction and to the extent set forth therein, no Lender shall be obligated or required to return any materials furnished by Parent, the Borrower or any Subsidiary.

SECTION 10.17.           USA PATRIOT Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notify the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

SECTION 10.18.           Effect of Amendment and Restatement of the Existing Credit Agreement.  On the Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety. The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation or termination of the “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect prior to the Closing Date and which remain outstanding, (b) the “Obligations” are in all respects continuing (as amended and restated hereby and which are hereinafter subject to the terms herein) and (c) the Liens and security interests as granted under the applicable Loan Documents securing payment of such “Obligations” are in all respects continuing and in full force and effect (as assigned to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement and the other Loan Documents).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

REDDY ICE CORPORATION

By:	/s/ Steven J. Janusek
Name: Steven J. Janusek
Title: Chief Financial and Accounting Officer

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JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:	/s/ Martha Pruitt Mathews
Name: Martha Pruitt Mathews
Title: Senior Vice President

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MACQUARIE BANK LIMITED,
as a Lender

By:	/s/ David Markell
Name: David Markell
Title: Executive Director

By:	/s/ Melanie Lincoln
Name: Melanie Lincoln
Title: Senior Manager

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